Filed pursuant to Rule 424(b)(2)

Registration Statement No. 333-198735

The information in this preliminary prospectus supplement is not complete and may be changed. This preliminary prospectus supplement is not an offer to sell nor does it seek an offer to buy these securities in any jurisdiction where the offer or sale is not permitted.

Subject to Completion. Dated September 9, 2015.

The Goldman Sachs Group, Inc. $ Buffered Basket-Linked Notes due

The notes will not bear interest.  The amount that you will be paid on your notes on the stated maturity date (expected to be the third scheduled business day after the determination date) is based on the performance of an unequally-weighted basket of the 25 ordinary shares of the 25 Spanish companies included in the MSCI Spain 25/50 Index as measured from the trade date to and including the determination date (expected to be between 24 and 27 months after the trade date).  If the final basket level on the determination date is greater than the initial basket level of 100, the return on your notes will be positive, subject to the maximum settlement amount (expected to be between $1,310.00 and $1,364.00 for each $1,000 face amount of your notes).  If the final basket level declines by up to 15.00% from the initial basket level, you will receive the face amount of your notes. If the final basket level declines by more than 15.00% from the initial basket level, the return on your notes will be negative.  You could lose your entire investment in the notes.

The basket is unequally weighted and is comprised of 25 ordinary shares of 25 Spanish companies: Abertis Infraestructuras SA, ACS Actividades de Construccion y Servicios SA, Aena SA, Amadeus IT Holding SA, Banco Bilbao Vizcaya Argenta, Banco De Sabadell SA, Banco Popular Espanol, Banco Santander SA, Bankia SA, Bankinter, S.A., Caixabank SA, Distribuidora Internacional de Alimentacion SA, Enagas SA, Endesa SA, Ferrovial SA, Gas Natural SDG SA, Grifols SA, Iberdrola SA, Inditex, International Consolidated Airlines Group SA, Mapfre SA, Red Electrica Corporacion SA, Repsol SA, Telefonica SA, Zardoya Otis SA.

The weightings of the basket stocks and the weightings of the MSCI Spain 25/50 Index stocks are different, and the performance of the basket may not correlate with the performance of the index.  The basket was selected on August 27, 2015 and includes all of the constituents of the index at that time. To determine the initial weights of each basket stock, the calculation agent began with the weights of the 25 companies in the index as of August 27, 2015. The calculation agent then reweighted each of the basket stocks so that no basket stock was weighted in excess of 5% of the basket. For each basket stock having an initial weight of more than 5%, the excess weight was distributed to each of the other non-capped basket stocks pro rata according to their initial weights such that no basket stock would be greater than 5%.  For a detailed description of the methodology used in selecting the basket, see “The Basket” on page 33.

To determine your payment at maturity, we will calculate the basket return, which is the percentage increase or decrease in the final basket level from the initial basket level. On the stated maturity date, for each $1,000 face amount of your notes, you will receive an amount in cash equal to:

•                  if the basket return is positive (the final basket level is greater than the initial basket level), the sum of (i) $1,000 plus (ii) the product of (a) $1,000 times (b) the basket return, subject to the maximum settlement amount;

•                  if the basket return is zero or negative but not below -15.00% (the final basket level is equal to or less than the initial basket level but not by more than 15.00%), $1,000; or

•                  if the basket return is negative and is below -15.00% (the final basket level is less than the initial basket level by more than 15.00%), the sum of (i) $1,000 plus (ii) the product of (a) approximately 1.1765 times (b) the sum of the basket return plus 15.00% times (c) $1,000.

You should read the additional disclosure herein so that you may better understand the terms and risks of your investment, including, among other things, our credit risk. See page S-10. The estimated value of your notes at the time the terms of your notes are set on the trade date is expected to be between $955 and $975 per $1,000 face amount. For a discussion of the estimated value and the price at which Goldman, Sachs & Co. would initially buy or sell your notes, if it makes a market in the notes, see the following page.

Original issue date:	, 2015	Original issue price:	100.00% of the face amount
Underwriting discount:	% of the face amount	Net proceeds to the issuer:	% of the face amount

Neither the Securities and Exchange Commission nor any other regulatory body has approved or disapproved of these securities or passed upon the accuracy or adequacy of this prospectus.  Any representation to the contrary is a criminal offense.  The notes are not bank deposits and are not insured by the Federal Deposit Insurance Corporation or any other governmental agency, nor are they obligations of, or guaranteed by, a bank.

Goldman, Sachs & Co.

Prospectus Supplement No.      dated          , 2015.

The issue price, underwriting discount and net proceeds listed above relate to the notes we sell initially.  We may decide to sell additional notes after the date of this prospectus supplement, at issue prices and with underwriting discounts and net proceeds that differ from the amounts set forth above. The return (whether positive or negative) on your investment in notes will depend in part on the issue price you pay for such notes.

Goldman Sachs may use this prospectus in the initial sale of the notes. In addition, Goldman, Sachs & Co. or any other affiliate of Goldman Sachs may use this prospectus in a market-making transaction in a note after its initial sale.  Unless Goldman Sachs or its agent informs the purchaser otherwise in the confirmation of sale, this prospectus is being used in a market-making transaction.

Estimated Value of Your Notes

The estimated value of your notes at the time the terms of your notes are set on the trade date (as determined by reference to pricing models used by Goldman, Sachs & Co. (GS&Co.) and taking into account our credit spreads) is expected to be between $955 and $975 per $1,000 face amount, which is less than the original issue price.  The value of your notes at any time will reflect many factors and cannot be predicted; however, the price (not including GS&Co.’s customary bid and ask spreads) at which GS&Co. would initially buy or sell notes (if it makes a market, which it is not obligated to do) and the value that GS&Co. will initially use for account statements and otherwise is equal to approximately $     per $1,000 face amount, which exceeds the estimated value of your notes as determined by reference to these models.  The amount of the excess will decline on a straight line basis over the period from the trade date through                .

About Your Prospectus

The notes are part of the Medium-Term Notes, Series D program of The Goldman Sachs Group, Inc. This prospectus includes this prospectus supplement and the accompanying documents listed below. This prospectus supplement constitutes a supplement to the documents listed below and should be read in conjunction with such documents:

•                  Prospectus supplement dated September 15, 2014

•                  Prospectus dated September 15, 2014

The information in this prospectus supplement supersedes any conflicting information in the documents listed above.  In addition, some of the terms or features described in the listed documents may not apply to your notes.

SUMMARY INFORMATION

We refer to the notes we are offering by this prospectus supplement as the “offered notes” or the “notes”.  Each of the offered notes, including your notes, has the terms described below and under “Specific Terms of Your Notes” on page S-21.  Please note that in this prospectus supplement, references to “The Goldman Sachs Group, Inc.”, “we”, “our” and “us” mean only The Goldman Sachs Group, Inc. and do not include its consolidated subsidiaries.  Also, references to the “accompanying prospectus” mean the accompanying prospectus, dated September 15, 2014, as supplemented by the accompanying prospectus supplement, dated September 15, 2014, in each case relating to the Medium-Term Notes, Series D of The Goldman Sachs Group, Inc.  References to the “indenture” in this prospectus supplement mean the senior debt indenture, dated July 16, 2008, between The Goldman Sachs Group, Inc. and The Bank of New York Mellon, as trustee.

Key Terms

Issuer:  The Goldman Sachs Group, Inc.

Basket: an unequally-weighted basket of the 25 ordinary shares of the 25 Spanish companies included in the MSCI Spain 25/50 Index; the daily closing level of the basket will be published on our webpage at www.goldmansachs.com/what-we-do/securities/products-and-business-groups/products/gs-us-basket.html (or any successor or replacement web page) (this website URL is an inactive textual reference only); see “The Basket” on page S-33

Basket stocks:  the 25 ordinary shares listed under “The Basket” on page S-33; the basket stocks were selected using the selection criteria described under “The Basket” on page S-33

Basket stock issuer:  the issuer of a basket stock

Specified currency:  U.S. dollars (“$”)

Face amount:  each note will have a face amount equal to $1,000; $         in the aggregate for all the offered notes; the aggregate face amount of the offered notes may be increased if the issuer, at its sole option, decides to sell an additional amount of the offered notes on a date subsequent to the date of this prospectus supplement

Denominations:  $1,000 or integral multiples of $1,000 in excess thereof

Purchase at amount other than face amount:  the amount we will pay you at the stated maturity date for your notes will not be adjusted based on the issue price you pay for your notes, so if you acquire notes at a premium (or discount) to face amount and hold them to the stated maturity date, it could affect your investment in a number of ways. The return on your investment in such notes will be lower (or higher) than it would have been had you purchased the notes at face amount.  Also, the stated buffer level would not offer the same measure of protection to your investment as would be the case if you had purchased the notes at face amount.  Additionally, the cap level would be triggered at a lower (or higher) percentage return than indicated below, relative to your initial investment.  See “Additional Risk Factors Specific to Your Notes — If You Purchase Your Notes at a Premium to Face Amount, the Return on Your Investment Will Be Lower Than the Return on Notes Purchased at Face Amount and the Impact of Certain Key Terms of the Notes Will Be Negatively Affected” on page S-12 of this prospectus supplement

Supplemental discussion of U.S. federal income tax consequences:  you will be obligated pursuant to the terms of the notes — in the absence of a change in law, an administrative determination or a judicial ruling to the contrary — to characterize each note for all tax purposes as a pre-paid derivative contract in respect of the basket, as described under “Supplemental Discussion of U.S. Federal Income Tax Consequences” on page S-47 below. Pursuant to this approach, it is the opinion of Sidley Austin LLP that upon the sale, exchange or maturity of your notes, it would be reasonable for you to recognize capital gain or loss equal to the difference, if any, between the amount of cash you receive at such time and your tax basis in your notes.  No statutory, judicial or administrative authority directly discusses how your notes should be treated for U.S. federal income tax purposes. As a result, the U.S. federal income tax consequences of your investment in the notes are uncertain and alternative characterizations are possible. The Internal Revenue Service might assert that a treatment other than that described above is more appropriate (including on a retroactive basis) and the timing and character of income in respect of the notes might differ from the treatment described above.

Cash settlement amount (on the stated maturity date): for each $1,000 face amount of your notes, we will pay you on the stated maturity date an amount in cash equal to:

•                  if the final basket level is greater than or equal to the cap level, the maximum settlement amount; or

•                  if the final basket level is greater than the initial basket level but less than the cap level, the sum of (1) $1,000 plus (2) the product of (i) $1,000 times (ii) the upside participation rate times (iii) the basket return; or

•                  if the final basket level is equal to or less than the initial basket level but greater than or equal to the buffer level, $1,000; or

•                  if the final basket level is less than the buffer level, the sum of (1) $1,000 plus (2) the product of (i) $1,000 times (ii) the buffer rate times (iii) the sum of the basket return plus the buffer amount

Initial basket level:  100

Final basket level:  the closing level of the basket on the determination date, except in the limited circumstances described under “Specific Terms of Your Notes — Consequences of a Market Disruption Event or a Non-Trading Day” on page S-23

Closing level of the basket:  the sum of the products of, for each of the basket stocks, (i) the stock price of such basket stock times (ii) the applicable multiplier for such basket stock, except in the limited circumstances described under “Specific Terms of Your Notes — Consequences of a Market Disruption Event or a Non-Trading Day” on page S-23

Stock price:  for each of the basket stocks, the official closing price of that basket stock, as quoted on the exchange on which such basket stock has its primary listing, on that trading day, as determined by the calculation agent in its sole discretion, subject to adjustments as described under “Specific Terms of Your Notes — Anti-dilution Adjustments” on page S-24

Initial stock price (to be set on the trade date):  for each of the basket stocks, the stock price of such basket stock on the trade date, as determined by the calculation agent in its sole discretion

Final stock price:  for each of the basket stocks, the stock price of such basket stock on the determination date, subject to adjustments as described under “Specific Terms of Your Notes — Anti-dilution Adjustments” on page S-24, except in the limited circumstances described under “Specific Terms of Your Notes — Consequences of a Market Disruption Event or a Non-Trading Day” on page S-23

Basket return:  the quotient of (1) the final basket level minus the initial basket level divided by (2) the initial basket level, expressed as a percentage

Buffer level:  85.00% of the initial basket level

Buffer amount:  15.00%

Buffer rate:  the quotient of the initial basket level divided by the buffer level, which equals approximately 117.65%

Upside participation rate:  100.00%

Cap level (to be set on the trade date):  expected to be between 131.00% and 136.40% of the initial basket level

Maximum settlement amount (to be set on the trade date):  expected to be between $1,310.00 and $1,364.00

Primary listing:  for each of the basket stocks, as determined by the calculation agent in its sole discretion by reference to information published by Bloomberg Financial Services without independent verification

Multiplier (to be set on the trade date):  for each of the basket stocks, the quotient of (i) the initial weight for such basket stock multiplied by 100 divided by (ii) the initial stock price for such basket stock as described in “The Basket” on page S-33

Initial weight:  for each of the basket stocks, the initial weight applicable to such basket stock as described in the “The Basket” on page S-33

Trade date:

Original issue date (settlement date) (to be set on the trade date):  expected to be the fifth scheduled business day following the trade date

Stated maturity date (to be set on the trade date):  a specified date that is expected to be the third scheduled business day after the determination date, subject to adjustment as described under “Specific Terms of Your Notes — Payment of Principal on Stated Maturity Date — Stated Maturity Date” on page S-23

Determination date (to be set on the trade date):  a specified date that is expected to be between 24 and 27 months after the trade date, subject to adjustment as described under “Specific Terms of Your Notes — Payment of Principal on Stated Maturity Date — Determination Date” on page S-23

Business day: as described on page S-30

Trading day: as described on page S-30

No interest:  the notes do not bear interest

No listing:  the notes will not be listed on any securities exchange or interdealer quotation system

FDIC:  the notes are not bank deposits and are not insured by the Federal Deposit Insurance Corporation or any other governmental agency, nor are they obligations of, or guaranteed by, a bank

Calculation agent:  Goldman, Sachs & Co. (“GS&Co.”)

CUSIP no.:

ISIN no.:

About the Basket

The basket consists of ordinary shares of 25 Spanish companies included in the MSCI Spain 25/50 Index.  The index covers approximately 85% of the equity universe in Spain and includes all large and mid-capitalization stocks that trade on the Primer Mercado segment of the Madrid Stock Exchange.  More information about how MSCI constructs its indices is described below.  The basket is static, meaning it will not change based on any future changes in the index stocks or their weighting in the index.

The calculation agent selected the 25 basket stocks from the MSCI Spain 25/50 Index on August 27, 2015 and weighted the basket using the methodology described below.

To determine the initial weights of each basket stock, the calculation agent began with the weights of the 25 companies in the index as of August 27, 2015.

Next, the calculation agent capped the weight of any company that was weighted at more than 5% in the index at 5%, and distributed the excess weight to each of the other non-capped basket stocks pro rata according to their initial weights.  The calculation agent repeated this reweighting process iteratively until no basket stock was weighted more than 5%, and the initial basket weights were thus established. If certain reorganization events occur, the number of basket stocks may be less than 20.  See “Specific Terms of Your Notes — Reorganization Events” on page S-27.  For more information about the basket stocks and their selection, see “The Basket” on page S-33.

The following table lists the basket stocks and their corresponding Bloomberg tickers, primary listings, weights in the index as of August 27, 2015, initial weight in the basket, multipliers and initial prices.

Bloomberg Ticker	Corporation	Primary Listing	Type of Security	Weight in the Index on August 27, 2015*	Initial Weight in the Basket**	Multiplier	Initial Stock Price (EUR)
ABE SM	Abertis Infraestructuras SA	Primer Mercado	Ordinary Shares	2.300%	3.960%
ACS SM	ACS Actividades de Construccion y Servicios SA	Primer Mercado	Ordinary Shares	2.000%	3.443%
AENA SM	Aena SA	Primer Mercado	Ordinary Shares	1.974%	3.398%
AMS SM	Amadeus IT Holding SA	Primer Mercado	Ordinary Shares	4.380%	5.000%
BBVA SM	Banco Bilbao Vizcaya Argenta	Primer Mercado	Ordinary Shares	12.023%	5.000%
SAB SM	Banco De Sabadell SA	Primer Mercado	Ordinary Shares	2.920%	5.000%
POP SM	Banco Popular Espanol	Primer Mercado	Ordinary Shares	2.398%	4.128%
SAN SM	Banco Santander SA	Primer Mercado	Ordinary Shares	19.068%	5.000%
BKIA SM	Bankia SA	Primer Mercado	Ordinary Shares	1.921%	3.307%
BKT SM	Bankinter, S.A.	Primer Mercado	Ordinary Shares	1.333%	2.295%
CABK SM	Caixabank SA	Primer Mercado	Ordinary Shares	3.072%	5.000%
DIA SM	Distribuidora Internacional de Alimentacion SA	Primer Mercado	Ordinary Shares	1.492%	2.569%
ENG SM	Enagas SA	Primer Mercado	Ordinary Shares	1.971%	3.393%
ELE SM	Endesa SA	Primer Mercado	Ordinary Shares	1.698%	2.923%
FER SM	Ferrovial SA	Primer Mercado	Ordinary Shares	3.163%	5.000%
GAS SM	Gas Natural SDG SA	Primer Mercado	Ordinary Shares	2.335%	4.020%
GRF SM	Grifols SA	Primer Mercado	Ordinary Shares	2.172%	3.739%
IBE SM	Iberdrola SA	Primer Mercado	Ordinary Shares	4.928%	5.000%
ITX SM	Inditex	Primer Mercado	Ordinary Shares	4.873%	5.000%
IAG SM	International Consolidated Airlines Group SA	Primer Mercado	Ordinary Shares	2.301%	3.961%
MAP SM	Mapfre SA	Primer Mercado	Ordinary Shares	1.290%	2.220%
REE SM	Red Electrica Corporacion SA	Primer Mercado	Ordinary Shares	2.741%	4.720%
REP SM	Repsol SA	Primer Mercado	Ordinary Shares	3.601%	5.000%
TEF SM	Telefonica SA	Primer Mercado	Ordinary Shares	12.930%	5.000%
ZOT SM	Zardoya Otis SA	Primer Mercado	Ordinary Shares	1.118%	1.924%

*  Your notes will be linked to the basket stocks, which will have the initial weight in the basket, and not the weights in the index.

** Determined by the calculation agent as described above.

HYPOTHETICAL EXAMPLES

The following table and chart are provided for purposes of illustration only.  They should not be taken as an indication or prediction of future investment results and are intended merely to illustrate the impact that the various hypothetical basket levels on the determination date could have on the cash settlement amount at maturity assuming all other variables remain constant.

The examples below are based on a range of final basket levels that are entirely hypothetical; no one can predict what the basket level will be on any day throughout the life of your notes, and no one can predict what the final basket level will be on the determination date. The basket stocks have been highly volatile in the past — meaning that the basket level has changed considerably in relatively short periods — and the performance of the basket stocks cannot be predicted for any future period.

The information in the following examples reflects hypothetical rates of return on the offered notes assuming that they are purchased on the original issue date at the face amount and held to the stated maturity date.  If you sell your notes in a secondary market prior to the stated maturity date, your return will depend upon the market value of your notes at the time of sale, which may be affected by a number of factors that are not reflected in the table below such as interest rates, the volatility of the basket stocks and our creditworthiness.   In addition, the estimated value of your notes at the time the terms of your notes are set on the trade date (as determined by reference to pricing models used by GS&Co.) is less than the original issue price of your notes.  For more information on the estimated value of your notes, see “Additional Risk Factors Specific to Your Notes — The Estimated Value of Your Notes At the Time the Terms of Your Notes Are Set On the Trade Date (as Determined By Reference to Pricing Models Used By GS&Co.) Is Less Than the Original Issue Price Of Your Notes” on page S-10 of this prospectus supplement.  The information in the tables also reflects the key terms and assumptions in the box below.

Key Terms and Assumptions

Face amount	$1,000
Initial basket level	100
Upside participation rate	100.00%
Cap level	131.00% of the initial basket level
Maximum settlement amount	$1,310.00
Buffer level	85.00% of the initial basket level
Buffer rate approximately	117.65%
Buffer amount	15.00%

Neither a market disruption event nor a non-trading day occurs or is continuing with respect to any basket stock on the originally scheduled determination date

No reorganization event occurs with respect to any basket stock

Notes purchased on original issue date and held to the stated maturity date

Moreover, we have not yet set the initial stock price and the multiplier for each basket stock that will serve as the baselines for determining the basket return and the amount that we will pay on your notes, if any, at maturity.  We will not do so until the trade date.

For these reasons, the actual change in value of the basket over the life of your notes, as well as the cash settlement amount at maturity, if any, may bear little or no relation to the hypothetical examples shown below or to the hypothetical historical closing levels of the basket and historical prices of the basket stocks shown elsewhere in this prospectus supplement.  For information about the historical levels of the basket and the historical prices of the basket stocks during recent periods, see “The Basket — Hypothetical Historical Closing Levels of the Basket” on page S-38.

Also, the hypothetical examples shown below do not take into account the effects of applicable taxes.  Because of the U.S. tax treatment applicable to your notes, tax liabilities could affect the after-tax rate of return on your notes to a comparatively greater extent than the after-tax return on the basket stocks.

Any rate of return you may earn on an investment in the notes may be lower than that which you could earn on a comparable investment in the basket stocks.  Among other things, the return on the notes will not reflect any dividends that may be paid on the basket stocks.

The table below shows the hypothetical cash settlement amounts that we would deliver on the stated maturity date in exchange for each $1,000 face amount of the notes if the final basket level (expressed as a percentage of the initial basket level) were any of the hypothetical levels shown in the left column.

The levels in the left column of the table below represent hypothetical final basket levels and are expressed as percentages of the initial basket level.  The amounts in the right column represent the hypothetical cash settlement amounts, based on the corresponding hypothetical final basket level (expressed as a percentage of the initial basket level), and are expressed as percentages of the face amount of a note (rounded to the nearest one-thousandth of a percent). Thus, a hypothetical cash settlement amount of 100.000% means that the value of the cash settlement amount that we would deliver for each $1,000 of the outstanding face amount of the offered notes on the stated maturity date would equal 100.000% of the face amount of a note, based on the corresponding hypothetical final basket level (expressed as a percentage of the initial basket level) and the assumptions noted above.

Hypothetical Final Basket Level (as Percentage of Initial Basket Level)	Hypothetical Cash Settlement Amount (as Percentage of Face Amount)
200.000%	131.000%
175.000%	131.000%
150.000%	131.000%
140.000%	131.000%
131.000%	131.000%
120.000%	120.000%
110.000%	110.000%
105.000%	105.000%
100.000%	100.000%
95.000%	100.000%
90.000%	100.000%
85.000%	100.000%
80.000%	94.118%
75.000%	88.235%
50.000%	58.824%
25.000%	29.412%
0.000%	0.000%

If, for example, the final basket level were determined to be 25.000% of the initial basket level, the cash settlement amount that we would deliver on your notes at maturity would be approximately 29.412% of the face amount of your notes, as shown in the table above.  As a result, if you purchased your notes on the original issue date at the face amount and held them to the stated maturity date, you would lose approximately 70.588% of your investment (if you purchased your notes at a premium to face amount you would lose a correspondingly higher percentage of your investment).  In addition, if the final basket level were determined to be 150.000% of the initial basket level, the cash settlement amount that we would deliver on your notes at maturity would be capped at the maximum settlement amount (expressed as a percentage of the face amount), or 131.000% of each $1,000 face amount of your notes, as shown in the table above.  As a result, if you held your notes to the stated maturity date, you would not benefit from any increase in the final basket level over 131.000% of the initial basket level.

The following chart also shows a graphical illustration of the hypothetical cash settlement amounts (expressed as a percentage of the face amount of your notes) that we would pay on your notes on the stated maturity date, if the final basket level (expressed as a percentage of the initial basket level) were any of the hypothetical levels shown on the horizontal axis. The chart shows that any hypothetical final basket level (expressed as a percentage of the initial basket level) of less than 85.000% (the section left of the 85.000% marker on the horizontal axis) would result in a hypothetical cash settlement amount of less than 100.000% of the face amount of your notes (the section below the 100.000% marker on the vertical axis) and, accordingly, in a loss of principal to the holder of the notes. The chart also shows that any hypothetical final basket level (expressed as a percentage of the initial basket level) of greater than or equal to 131.000% (the section right of the 131.000% marker on the horizontal axis) would result in a capped return on your investment.

200%
150%
131%
100%
50%
0%
Note Performance
Underlier Performance
0%
50%
85%
100%
131%
150%
200%
Hypothetical Cash Settlement Amount as % of Face Amount
Hypothetical Final Basket Level as % of Initial Basket Level

The cash settlement amounts shown above are entirely hypothetical; they are based on market prices for the basket stocks that may not be achieved on the determination date and on assumptions that may prove to be erroneous.  The actual market value of your notes on the stated maturity date or at any other time, including any time you may wish to sell your notes, may bear little relation to the hypothetical cash settlement amounts shown above, and these amounts should not be viewed as an indication of the financial return on an investment in the offered notes.  The hypothetical cash settlement amounts on notes held to the stated maturity date in the examples above assume you purchased your notes at their face amount and have not been adjusted to reflect the actual issue price you pay for your notes.  The return on your investment (whether positive or negative) in your notes will be affected by the amount you pay for your notes.  If you purchase your notes for a price other than the face amount, the return on your investment will differ from, and may be significantly lower than, the hypothetical returns suggested by the above examples.  Please read “Additional Risk Factors Specific to Your Notes — The Market Value of Your Notes May Be Influenced by Many Unpredictable Factors” on page S-12.

Payments on the notes are economically equivalent to the amounts that would be paid on a combination of other instruments. For example, payments on the notes are economically equivalent to a combination of an interest-bearing bond bought by the holder and one or more options entered into between the holder and us (with one or more implicit option premiums paid over time). The discussion in this paragraph does not modify or affect the terms of the notes or the U.S. federal income tax treatment of the notes, as described elsewhere in this prospectus supplement.

We cannot predict the actual final basket level or what the market value of your notes will be on any particular trading day, nor can we predict the relationship between the basket level and the market value of your notes at any time prior to the stated maturity date.  The actual amount that you will receive, if any, at maturity and the rate of return on the offered notes will depend on the actual initial stock price and multiplier for each basket stock, the actual cap level and the maximum settlement amount, which we will set on the trade date, and the actual final basket level determined by the calculation agent as described above.  Moreover, the assumptions on which the hypothetical returns are based may turn out to be inaccurate.  Consequently, the amount of cash to be paid in respect of your notes, if any, on the stated maturity date may be very different from the information reflected in the table and chart above.

ADDITIONAL RISK FACTORS SPECIFIC TO YOUR NOTES

An investment in your notes is subject to the risks described below, as well as the risks and considerations described in the accompanying prospectus dated September 15, 2014 and in the accompanying prospectus supplement dated September 15, 2014.  You should carefully review these risks and considerations as well as the terms of the notes described herein and in the accompanying prospectus, dated September 15, 2014, as supplemented by the accompanying prospectus supplement, dated September 15, 2014 of The Goldman Sachs Group, Inc.  Your notes are a riskier investment than ordinary debt securities.  Also, your notes are not equivalent to investing directly in the basket stocks, i.e., the ordinary shares comprising the basket to which your notes are linked. You should carefully consider whether the notes are suited to your particular circumstances.

The Estimated Value of Your Notes At the Time the Terms of Your Notes Are Set On the Trade Date (as Determined By Reference to Pricing Models Used By GS&Co.) Will Be Less Than the Original Issue Price Of Your Notes

The original issue price for your notes exceeds the estimated value of your notes as of the time the terms of your notes are set on the trade date, as determined by reference to GS&Co.’s pricing models and taking into account our credit spreads. Such estimated value on the trade date is set forth above under “Estimated Value of Your Notes”; after the trade date, the estimated value as determined by reference to these models will be affected by changes in market conditions, our creditworthiness and other relevant factors. The price at which GS&Co. would initially buy or sell your notes (if GS&Co. makes a market, which it is not obligated to do), and the value that GS&Co. will initially use for account statements and otherwise, also exceeds the estimated value of your notes as determined by reference to these models. As agreed by GS&Co. and the distribution participants, the amount of this excess will decline on a straight line basis over the period from the date hereof through the applicable date set forth above under “Estimated Value of Your Notes”. Thereafter, if GS&Co. buys or sells your notes it will do so at prices that reflect the estimated value determined by reference to such pricing models at that time. The price at which GS&Co. will buy or sell your notes at any time also will reflect its then current bid and ask spread for similar sized trades of structured notes.

In estimating the value of your notes as of the time the terms of your notes are set on the trade date, as disclosed above under “Estimated Value of Your Notes”, GS&Co.’s pricing models consider certain variables, including principally our credit spreads, interest rates (forecasted, current and historical rates), volatility, price-sensitivity analysis and the time to maturity of the notes. These pricing models are proprietary and rely in part on certain assumptions about future events, which may prove to be incorrect. As a result, the actual value you would receive if you sold your notes in the secondary market, if any, to others may differ, perhaps materially, from the estimated value of your notes determined by reference to our models due to, among other things, any differences in pricing models or assumptions used by others. See “— The Market Value of Your Notes May Be Influenced by Many Unpredictable Factors” below.

The difference between the estimated value of your notes as of the time the terms of your notes are set on the trade date and the original issue price is a result of certain factors, including principally the underwriting discount and commissions, the expenses incurred in creating, documenting and marketing the notes, and an estimate of the difference between the amounts we pay to GS&Co. and the amounts GS&Co. pays to us in connection with your notes. We pay to GS&Co. amounts based on what we would pay to holders of a non-structured note with a similar maturity. In return for such payment, GS&Co. pays to us the amounts we owe under your notes.

In addition to the factors discussed above, the value and quoted price of your notes at any time will reflect many factors and cannot be predicted. If GS&Co. makes a market in the notes, the price quoted by GS&Co. would reflect any changes in market conditions and other relevant factors, including any deterioration in our creditworthiness or perceived creditworthiness. These changes may adversely affect the value of your notes, including the price you may receive for your notes in any market making transaction. To the extent that GS&Co. makes a market in the notes, the quoted price will reflect the estimated value determined by reference to GS&Co.’s pricing models at that time, plus or minus its then current bid and ask spread for similar sized trades of structured notes (and subject to the declining excess amount described above).

Furthermore, if you sell your notes, you will likely be charged a commission for secondary market transactions, or the price will likely reflect a dealer discount. This commission or discount will further reduce the proceeds you would receive for your notes in a secondary market sale.

There is no assurance that GS&Co. or any other party will be willing to purchase your notes at any price and, in this regard, GS&Co. is not obligated to make a market in the notes. See “— Your Notes May Not Have an Active Trading Market” below.

The Notes Are Subject to the Credit Risk of the Issuer

Although the return on the notes will be based on the performance of the basket, the payment of any amount due on the notes is subject to our credit risk. The notes are our unsecured obligations.  Investors are dependent on our ability to pay all amounts due on the notes, and therefore investors are subject to our credit risk and to changes in the market’s view of our creditworthiness.  See “Description of the Notes We May Offer — Information About Our Medium-Term Notes, Series D Program — How the Notes Rank Against Other Debt” on page S-4 of the accompanying prospectus supplement.

The Amount Payable on Your Notes Is Not Linked to the Level of the Basket at Any Time Other Than the Determination Date

The final basket level will be based on the closing level of the basket on the determination date (subject to adjustment as described elsewhere in this prospectus supplement).  Therefore, if the closing level of the basket dropped precipitously on the determination date, the cash settlement amount for your notes may be significantly less than it would have been had the cash settlement amount been linked to the closing level of the basket prior to such drop in the level of the basket. Although the actual level of the basket on the stated maturity date or at other times during the life of your notes may be higher than the final basket level, you will not benefit from the closing level of the basket at any time other than on the determination date.

You May Lose Your Entire Investment in the Notes

You can lose your entire investment in the notes. The cash payment on your notes, if any, on the stated maturity date will be based on the performance of the basket as measured from the initial basket level of 100 to the closing level on the determination date.  If the final basket level is less than the buffer level, you will have a loss for each $1,000 of the face amount of your notes equal to the product of the buffer rate times the sum of the basket return plus the buffer amount times $1,000. Thus, you may lose your entire investment in the notes, which would include any premium to face amount you paid when you purchased the notes.

Also, the market price of your notes prior to the stated maturity date may be significantly lower than the purchase price you pay for your notes.  Consequently, if you sell your notes before the stated maturity date, you may receive far less than the amount of your investment in the notes.

Your Notes Do Not Bear Interest

You will not receive any interest payments on your notes. Even if the cash settlement amount on your notes on the stated maturity date exceeds the face amount of your notes, the overall return you earn on your notes may be less than you would have earned by investing in a non-indexed debt security of comparable maturity that bears interest at a prevailing market rate.

The Potential for the Value of Your Notes to Increase Will Be Limited

Your ability to participate in any change in the value of the basket over the life of your notes will be limited because of the cap level, which will be set on the trade date.  The maximum settlement amount will limit the amount in cash you may receive for each of your notes at maturity, no matter how much the level of the basket may rise beyond the cap level over the life of your notes.  Accordingly, the amount payable for each of your notes may be significantly less than it would have been had you invested directly in the basket or any of the basket stocks.

We May Sell an Additional Aggregate Face Amount of the Notes at a Different Issue Price

At our sole option, we may decide to sell an additional aggregate face amount of the notes subsequent to the date of this prospectus supplement. The issue price of the notes in the subsequent sale may differ substantially (higher or lower) from the original issue price you paid as provided on the cover of this prospectus supplement.

If You Purchase Your Notes at a Premium to Face Amount, the Return on Your Investment Will Be Lower Than the Return on Notes Purchased at Face Amount and the Impact of Certain Key Terms of the Notes Will be Negatively Affected

The cash settlement amount you will be paid for your notes on the stated maturity date will not be adjusted based on the issue price you pay for the notes. If you purchase notes at a price that differs from the face amount of the notes, then the return on your investment in such notes held to the stated maturity date will differ from, and may be substantially less than, the return on notes purchased at face amount. If you purchase your notes at a premium to face amount and hold them to the stated maturity date the return on your investment in the notes will be lower than it would have been had you purchased the notes at face amount or a discount to face amount.  In addition, the impact of the buffer level and the cap level on the return on your investment will depend upon the price you pay for your notes relative to the face amount.  For example, if you purchase your notes at a premium to face amount, the cap level will only permit a lower percentage increase in your investment in the notes than would have been the case for notes purchased at face amount or a discount to face amount. Similarly, the buffer level, while still providing some protection for the return on the notes, will allow a greater percentage decrease in your investment in the notes than would have been the case for notes purchased at face amount or a discount to face amount.

As of the Date of this Prospectus Supplement, There is No History for the Closing Levels of the Basket

The cash settlement amount, if any, for each of your notes is linked to the change in value of the basket, which will begin to be calculated and published on the trade date. Since there will be no actual history for the closing levels of the basket until it begins to be published, no actual historical information about the closing levels of the basket will be available for you to consider in making an independent investigation of the basket performance, which may make it difficult for you to make an informed decision with respect to an investment in your notes.

Hypothetical Past Basket Performance is No Guide to Future Performance

The actual performance of the basket over the life of the notes, as well as the amount payable at maturity, may bear little relation to the hypothetical historical closing levels of the basket (when available) or to the hypothetical return examples set forth elsewhere in this prospectus supplement.  We cannot predict the future performance of the basket.

The Return on Your Notes Will Not Reflect Any Dividends Paid on the Basket Stocks

The return on your notes will not reflect the return you would realize if you actually owned the basket stocks and received the dividends paid on those basket stocks. You will not receive any dividends that may be paid on any of the basket stocks by the basket stock issuers. See “— You Have No Shareholder Rights or Rights to Receive any Basket Stock” below for additional information.

The Market Value of Your Notes May Be Influenced by Many Unpredictable Factors

When we refer to the market value of your notes, we mean the value that you could receive for your notes if you chose to sell them in the open market before the stated maturity date. A number of factors, many of which are beyond our control, will influence the market value of your notes, including:

•                the volatility – i.e., the frequency and magnitude of changes – in the level of the basket;

•                the dividend rates of the basket stocks;

•                economic, financial, legislative, regulatory and political, military or other events that may affect the prices of any of the basket stocks and thus the level of the basket;

•                other interest rate and yield rates in the market;

•                the time remaining until your notes mature;

•                fluctuations in the exchange rate between currencies in which the relevant ordinary shares are quoted and traded and the U.S. dollar; and

•                our creditworthiness, whether actual or perceived, and including actual or anticipated upgrades or downgrades in our credit ratings or changes in other credit measures.

These factors will influence the price you will receive if you sell your notes before maturity, including the price you may receive for your notes in any market-making transaction. If you sell your notes prior to maturity, you may receive less than the face amount of your notes.

You cannot predict the future levels of the basket based on its hypothetical historical performance. The actual change in the value in the basket over the life of the notes, as well as the amount payable on the stated maturity date, may bear little or no relation to the hypothetical historical closing levels of the basket or to the hypothetical examples shown elsewhere in this prospectus supplement.

The Method of Selecting the Basket Stocks May Not Result in a Positive Basket Return

The basket consists of 25 ordinary shares of the 25 Spanish companies included in the MSCI Spain 25/50 Index on August 27, 2015 as described under “The Basket” on page S-33 below.  The calculation agent capped the weight of any company that was weighted at more than 5% in the index at 5%, and distributed the excess weight to each of the other non-capped basket stocks pro rata according to their index weights.  The calculation agent repeated this reweighting process iteratively until no basket stock was weighted more than 5%, and the initial basket weights were thus established.  There can be no assurance that the methodology used to select and determine the weights of the basket stocks will result in a positive basket return.  In fact, consideration of the likelihood of an increase in the basket stocks’ prices during the term of your notes was not part of the selection process. If the basket return is negative, you would lose a portion of your investment in the notes and may lose your entire investment depending on the performance of the basket.  A basket stock selected using different criteria may result in a positive return and therefore a higher cash settlement amount than that which you may receive on the notes.

There Is Limited Hypothetical Historical Information About the Basket

The notes are linked to the performance of the basket, which was constructed August 27, 2012.  Because one of the basket stocks, Aena SA, has available historical data only from February 11, 2015 through the September 8, 2015, hypothetical historical closing levels of the basket are only available for this period.  Because the hypothetical historical basket levels are unavailable prior to February 11, 2015, limited hypothetical historical basket level information will be available for you to consider in making an informed decision with respect to the notes.

The Basket Is Static and Was Selected Using Data as of August 27, 2015, Not as of the Trade Date

The basket consists of 25 ordinary shares of the 25 Spanish companies included in the MSCI Spain 25/50 Index as of August 27, 2015 (as described under “The Basket” on page S-33 below).

The basket is static, meaning that the constituents of the basket will not change even if the index changes; for example, if a basket stock is removed from the MSCI Spain 25/50 Index because it becomes a small capitalization stock or if a new stock is added to the MSCI Spain 25/50 Index.  In addition, because the weightings of the basket stocks were established using data as of August 27, 2015, the weightings have not been updated as of the trade date and will not reflect any changes in weightings of the stocks within the MSCI Spain 25/50 Index.  As a result, there can be no assurance that the basket will perform as well as one selected and weighted using data as of the trade date or one selected and weighted using a different date.

The Basket and the Index From Which the Basket Stocks Are Selected Are Different and the Performance of the Basket May Not Correlate with the Performance of the Index

The basket (more fully described under “The Basket”) reweights the 25 index stocks that comprise the MSCI Spain 25/50 Index (which we refer to as the index).  However, the weightings of the basket stocks will be different from the weightings of the index stocks. Therefore, while the basket will be comprised of the index stocks, the performance of the basket will not necessarily follow the performance of the index, and consequently, the return on the notes will not be the same as investing directly in an index fund, in the index or in the index stocks, and will not be the same as investing in a debt security with a payment at maturity linked to the performance of the index.  In fact, there is a risk that the performance of the basket may be significantly worse than the performance of the index.

Your Investment in the Notes Will Be Subject to Risks Associated with Foreign Securities Markets

Your notes are linked to ordinary shares of the 25 Spanish companies included in the MSCI Spain 25/50 Index.  Investments linked to the value of foreign equity securities involve particular risks. Any foreign securities market may be less liquid, more volatile and affected by global or domestic market developments in a different way than are the U.S. securities market or other foreign securities markets. Both government intervention in a foreign securities market, either directly or indirectly, and cross-shareholdings in foreign companies, may affect trading prices and volumes in that market. Also, there is generally less publicly available information about foreign companies than about those U.S. companies that are subject to the reporting requirements of the U.S. Securities and Exchange Commission. Further, foreign companies are subject to accounting, auditing and financial reporting standards and requirements that differ from those applicable to U.S. reporting companies.

The prices of securities in a foreign country are subject to political, economic, financial and social factors that are unique to such foreign country’s geographical region. These factors include: recent changes, or the possibility of future changes, in the applicable foreign government’s economic and fiscal policies; the possible implementation of, or changes in, currency exchange laws or other laws or restrictions applicable to foreign companies or investments in foreign equity securities; fluctuations, or the possibility of fluctuations, in currency exchange rates; and the possibility of outbreaks of hostility, political instability, natural disaster or adverse public health developments. Any one of these factors, or the combination of more than one of these factors, could negatively affect such foreign securities market and the price of securities therein. Further, geographical regions may react to global factors in different ways, which may cause the prices of securities in a foreign securities market to fluctuate in a way that differs from those of securities in the U.S. securities market or other foreign securities markets. Foreign economies may also differ from the U.S. economy in important respects, including growth of gross national product, rate of inflation, capital reinvestment, resources and self-sufficiency, which may have a positive or negative effect on foreign securities prices.

A Decrease in the Price of One Basket Stock May Offset Increases in the Other Basket Stocks on the Determination Date

The cash settlement amount is based on the stock returns of the 25 basket stocks; thus, declines in the price of one basket stock may offset changes in the prices of the other basket stocks that are positive.  As a result, the basket return could be negative even if relatively few of the basket stocks experience a decrease in their closing prices.  As a result, you could lose a portion of your investment in the notes and may lose your entire investment depending on the performance of the basket. In addition, because the basket stocks are not equally weighted, increases in lower weighted basket stocks may be offset by even small decreases in more heavily weighted basket stocks.

Your Notes are Linked to the Basket Stocks and Therefore the Price Movements of Those Stocks

Your notes are linked to the 25 basket stocks, and the return on your notes is therefore affected by the movements in the market prices of those stocks.  Each issuer of a basket stock faces its own business risks and challenges, which may adversely affect the basket stock’s stock price.  In addition, the basket stocks will not change (except as described below under “Specific Terms of Your Notes — Anti-Dilution Adjustments — Reorganization Events”), and your notes will remain linked to the basket stocks even if one or more of the basket stock issuers is experiencing severe business risks and challenges.  It is possible that large declines in the prices of one or more basket stocks could affect the basket return such that you would lose a portion or your entire investment in the notes.

If the Level of the Basket Changes, the Market Value of Your Notes May Not Change in the Same Manner

Your notes may trade quite differently from the performance of the basket.  Changes in the level of the basket may not result in a comparable change in the market value of your notes.  This is because your cash settlement amount at maturity will be based only on the final basket level.  If the basket return is negative (i.e., the final basket level is less than the initial basket level), you could lose all or a substantial portion of your investment in the notes.  We discuss some of the reasons for this disparity under “— The Market Value of Your Notes May Be Influenced by Many Unpredictable Factors” and “— The Potential for the Value of Your Notes to Increase Will Be Limited” above.

There is No Affiliation Between the Basket Stock Issuers and Us and We Are Not Responsible for Any Disclosure By Any of the Basket Stock Issuers

Goldman Sachs is not affiliated with the basket stock issuers.  As we have specified below, however, we or our affiliates may currently or from time to time in the future engage in business with the basket stock issuers. Nevertheless, neither we nor any of our affiliates assumes any responsibility for the accuracy or the completeness of any disclosure relating to the basket stock issuers. You, as an investor in your notes, should make your own investigation into the basket stock issuers. See “The Basket” on page 33 below for additional information about the basket.

None of the basket stock issuers are involved in this offering of your notes in any way, and none of them have any obligation of any sort with respect to your notes.  Thus, none of the basket stock issuers have any obligation to take your interests into consideration for any reason, including in taking any corporate actions that might affect the value of your notes.

Anticipated Hedging Activities by Goldman Sachs or Our Distributors May Negatively Impact Investors in the Notes and Cause Our Interests and Those of Our Clients and Counterparties to be Contrary to Those of Investors in the Notes

Goldman Sachs expects to hedge our obligations under the notes by purchasing futures and/or other instruments linked to the basket or the basket stocks.  Goldman Sachs also expects to adjust the hedge by, among other things, purchasing or selling any of the foregoing, and perhaps other instruments linked to the basket or the basket stocks, at any time and from time to time, and to unwind the hedge by selling any of the foregoing on or before the determination date for your notes.  Alternatively, Goldman Sachs may hedge all or part of our obligations under the notes with unaffiliated distributors of the notes which we expect will undertake similar market activity. Goldman Sachs may also enter into, adjust and unwind hedging transactions relating to other basket-linked notes whose returns are linked to changes in the level of the basket or the basket stocks.

In addition to entering into such transactions itself, or distributors entering into such transactions, Goldman Sachs may structure such transactions for its clients or counterparties, or otherwise advise or assist clients or counterparties in entering into such transactions.  These activities may be undertaken to achieve a variety of objectives, including:  permitting other purchasers of the notes or other securities to hedge their investment in whole or in part; facilitating transactions for other clients or counterparties that may have business objectives or investment strategies that are inconsistent with or contrary to those of investors in the notes; hedging the exposure of Goldman Sachs to the notes including any interest in the notes that it reacquires or retains as part of the offering process, through its market-making activities or otherwise; enabling Goldman Sachs to comply with its internal risk limits or otherwise manage firmwide, business unit or product risk; and/or enabling Goldman Sachs to take directional views as to relevant markets on behalf of itself or its clients or counterparties that are inconsistent with or contrary to the views and objectives of the investors in the notes.

Any of these hedging or other activities may adversely affect the levels of the basket — directly or indirectly by affecting the price of the basket stocks— and therefore the market value of your notes and the amount we will pay on your notes, if any, at maturity.  In addition, you should expect that these transactions will cause Goldman Sachs or its clients, counterparties or distributors to have economic interests and incentives that do not align with, and that may be directly contrary to, those of an investor in the notes.  Neither Goldman Sachs nor any distributor will have any obligation to take, refrain from taking or cease taking any action with respect to these transactions based on the potential effect on an investor in the notes, and may receive substantial returns on hedging or other activities while the value of your notes declines. In addition, if the distributor from which you purchase notes is to conduct hedging activities in connection with the notes, that distributor may otherwise profit in connection with such hedging activities and such profit, if any, will be in addition to the compensation that the distributor receives for the sale of the notes to you. You should be aware that the potential to earn fees in connection with hedging activities may create a further incentive for the distributor to sell the notes to you in addition to the compensation they would receive for the sale of the notes.

Goldman Sachs’ Trading and Investment Activities for its Own Account or for its Clients, Could Negatively Impact Investors in the Notes

Goldman Sachs is a global investment banking, securities and investment management firm that provides a wide range of financial services to a substantial and diversified client base that includes corporations, financial institutions, governments and high-net-worth individuals.  As such, it acts as an investor, investment banker, research provider, investment manager, investment advisor, market maker, trader, prime broker and lender.  In those and other capacities, Goldman Sachs purchases, sells or holds a broad array of investments, actively trades securities, derivatives, loans, commodities, currencies, credit default swaps, indices, baskets and other financial instruments and products for its own account or for the accounts of its customers, and will have other direct or indirect interests, in the global fixed income, currency, commodity, equity, bank loan and other markets.  Any of Goldman Sachs’ financial market activities may, individually or in the aggregate, have an adverse effect on the market for your notes, and you should expect that the interests of Goldman Sachs or its clients or counterparties will at times be adverse to those of investors in the notes.

Goldman Sachs regularly offers a wide array of securities, financial instruments and other products into the marketplace, including existing or new products that are similar to your notes, or similar or linked to the basket or basket stocks.  Investors in the notes should expect that Goldman Sachs will offer securities, financial instruments, and other products that will compete with the notes for liquidity, research coverage or otherwise.

Goldman Sachs’ Market-Making Activities Could Negatively Impact Investors in the Notes

Goldman Sachs actively makes markets in and trades financial instruments for its own account and for the accounts of customers.  These financial instruments include debt and equity securities, currencies, commodities, bank loans, indices, baskets and other products.  Goldman Sachs’ activities include, among other things, executing large block trades and taking long and short positions directly and indirectly, through derivative instruments or otherwise.  The securities and instruments in which Goldman Sachs takes positions, or expects to take positions, include securities and instruments of the basket or basket stocks, securities and instruments similar to or linked to the foregoing or the currencies in which they are denominated.  Market making is an activity where Goldman Sachs buys and sells on behalf of customers, or for its own account, to satisfy the expected demand of customers.  By its nature, market making involves facilitating transactions among market participants that have differing views of securities and instruments.  As a result, you should expect that Goldman Sachs will take positions that are inconsistent with, or adverse to, the investment objectives of investors in the notes.

If Goldman Sachs becomes a holder of any securities of the basket or basket stocks in its capacity as a market-maker or otherwise, any actions that it takes in its capacity as securityholder, including voting or provision of consents, will not necessarily be aligned with, and may be inconsistent with, the interests of investors in the notes.

You Should Expect That Goldman Sachs Personnel Will Take Research Positions, or Otherwise Make Recommendations, Provide Investment Advice or Market Color or Encourage Trading Strategies That Might Negatively Impact Investors in the Notes

Goldman Sachs and its personnel, including its sales and trading, investment research and investment management personnel, regularly make investment recommendations, provide market color or trading ideas, or publish or express independent views in respect of a wide range of markets, issuers, securities and instruments.  They regularly implement, or recommend to clients that they implement, various investment strategies relating to these markets, issuers, securities and instruments.  These strategies include, for example, buying or selling credit protection against a default or other event involving an issuer or financial instrument.  Any of these recommendations and views may be negative with respect to the basket or basket stocks or other securities or instruments similar to or linked to the foregoing or result in trading strategies that have a negative impact on the market for any such securities or instruments, particularly in illiquid markets.  In addition, you should expect that personnel in the trading and investing businesses of Goldman Sachs will have or develop independent views of the basket or basket stocks, the relevant industry or other market trends, which may not be aligned with the views and objectives of investors in the notes.

Goldman Sachs Regularly Provides Services to, or Otherwise Has Business Relationships with, a Broad Client Base, Which May Include the Basket Stock Issuers or Other Entities That Are Involved in the Transaction

Goldman Sachs regularly provides financial advisory, investment advisory and transactional services to a substantial and diversified client base, and you should assume that Goldman Sachs will, at present or in the future, provide such services or otherwise engage in transactions with, among others, the basket stock issuers, or transact in securities or instruments or with parties that are directly or indirectly related to the foregoing.  These services could include making loans to or equity investments in those companies, providing financial advisory or other investment banking services, or issuing research reports.  You should expect that Goldman Sachs, in providing such services, engaging in such transactions, or acting for its own account, may take actions that have direct or indirect effects on the basket or basket stocks, as applicable, and that such actions could be adverse to the interests of investors in the notes.  In addition, in connection with these activities, certain Goldman Sachs personnel may have access to confidential material non-public information about these parties that would not be disclosed to Goldman Sachs employees that were not working on such transactions as Goldman Sachs has established internal information barriers that are designed to preserve the confidentiality of non-public information.  Therefore, any such confidential material non-public information would not be shared with Goldman Sachs employees involved in structuring, selling or making markets in the notes or with investors in the notes.

In this offering, as well as in all other circumstances in which Goldman Sachs receives any fees or other compensation in any form relating to services provided to or transactions with any other party, no accounting, offset or payment in respect of the notes will be required or made; Goldman Sachs will be entitled to retain all such fees and other amounts, and no fees or other compensation payable by any party or indirectly by holders of the notes will be reduced by reason of receipt by Goldman Sachs of any such other fees or other amounts.

The Offering of the Notes May Reduce an Existing Exposure of Goldman Sachs or Facilitate a Transaction or Position That Serves the Objectives of Goldman Sachs or Other Parties

A completed offering may reduce Goldman Sachs’ existing exposure to the basket or basket stocks, securities and instruments similar to or linked to the foregoing or the currencies in which they are denominated, including exposure gained through hedging transactions in anticipation of this offering.  An offering of notes will effectively transfer a portion of Goldman Sachs’ exposure (and indirectly transfer the exposure of Goldman Sachs’ hedging or other counterparties) to investors in the notes.

The terms of the offering (including the selection of the basket or basket stocks, and the establishment of other transaction terms) may have been selected in order to serve the investment or other objectives of

Goldman Sachs or another client or counterparty of Goldman Sachs.  In such a case, Goldman Sachs would typically receive the input of other parties that are involved in or otherwise have an interest in the offering, transactions hedged by the offering, or related transactions.  The incentives of these other parties would normally differ from and in many cases be contrary to those of investors in the notes.

Other Investors in the Notes May Not Have the Same Interests as You

Other investors in the notes are not required to take into account the interests of any other investor in exercising remedies or voting or other rights in their capacity as securityholders or in making requests or recommendations to Goldman Sachs as to the establishment of other transaction terms.  The interests of other investors may, in some circumstances, be adverse to your interests.  For example, certain investors may take short positions (directly or indirectly through derivative transactions) on assets that are the same or similar to your notes, basket, basket stocks or other similar securities, which may adversely impact the market for or value of your notes.

As Calculation Agent, GS&Co. Will Have the Authority to Make Determinations that Could Affect the Value of Your Notes, When Your Notes Mature, and the Amount You Receive at Maturity

As calculation agent for your notes, GS&Co. will have discretion in making various determinations that affect your notes, including determining the final basket level, which we will use to determine the amount we must pay, if any, on the stated maturity date; the basket stock prices, specifically whether and how to make anti-dilution adjustments to the final basket stock prices; determining whether to postpone the determination date because of a market disruption event or a non-trading day; the default amount and any cash settlement amount.  The calculation agent also has discretion in making certain adjustments relating to a modification of the basket. The exercise of this discretion by GS&Co. could adversely affect the value of your notes and may present GS&Co. with a conflict of interest.  We may change the calculation agent at any time without notice and GS&Co. may resign as calculation agent at any time upon 60 days’ written notice to Goldman Sachs.

Your Notes May Not Have an Active Trading Market

Your notes will not be listed or displayed on any securities exchange or included in any interdealer market quotation system, and there may be little or no secondary market for your notes.  Even if a secondary market for your notes develops, it may not provide significant liquidity and we expect that transaction costs in any secondary market would be high. As a result, the difference between bid and ask prices for your notes in any secondary market could be substantial.

You Have Limited Anti-Dilution Protection

GS&Co., as calculation agent for your notes, will adjust the final basket stock prices for stock splits, reverse stock splits, stock dividends, regular cash dividends, extraordinary dividends, reorganization events and other events that affect the basket stock issuer’s capital structure, but only in the situations we describe in “Specific Terms of Your Notes — Anti-dilution Adjustments” below. The calculation agent will not be required to make an adjustment for every corporate event that may affect the basket stocks. For example, the calculation agent will not adjust any final basket stock price for events such as an offering of the basket stock for cash by the basket stock issuer, a tender or exchange offer for the basket stock at a premium to its then-current market price by the basket stock issuer or a tender or exchange offer for less than all outstanding shares of the basket stock issuer by a third party.  In addition, the calculation agent will determine in its sole discretion whether to make adjustments with respect to certain corporate or other events as described under “Specific Terms of Your Notes — Anti-Dilution Adjustments — Reorganization Events” below.  Those events or other actions by the basket stock issuer or a third party may nevertheless adversely affect the market price of the basket stocks and, therefore, adversely affect the value of your notes.

You Have No Shareholder Rights or Rights to Receive any Basket Stock

Investing in your notes will not make you a holder of any of the basket stocks.  Neither you nor any other holder or owner of your notes will have any voting rights, any right to receive dividends or other distributions or any other rights with respect to those basket stocks. Your notes will be paid in cash to the extent any amount is payable at maturity, and you will have no right to receive delivery of any of the basket stocks constituting the basket.

The Calculation Agent Can Postpone the Determination Date If a Market Disruption Event or Non-Trading Day With Respect to Any Basket Stock Occurs

If the calculation agent determines that, on a day that would otherwise be the determination date, a market disruption event has occurred or is continuing or if such date is not a trading day for any basket stock, the determination date will be postponed until the first following trading day on which no market disruption event occurs or is continuing, subject to limitation on postponement described under “Specific Terms of Your Notes — Determination Date” on page S-23.  If the determination date is postponed to the last possible day and a market disruption event occurs or is continuing on such last possible day or such day is not a trading day, such day will nevertheless be the determination date.

If the determination date is postponed as a result of any of the foregoing, the stated maturity date for your notes will also be postponed, as described under “Specific Terms of Your Notes — Stated Maturity Date” on page S-23.  In such a case, you may not receive the cash settlement amount, if any, that we are obligated to deliver on the stated maturity date until several days after the originally scheduled stated maturity date.  If the stock price of a basket stock is not available on the determination date because of a market disruption event, a non-trading day or for any other reason, in certain circumstances the calculation agent will determine the stock price for such basket stock, based on its assessment, made in its sole discretion, of the stock price of such basket stocks, as described under “Specific Terms of Your Notes — Consequences of a Market Disruption Event or a Non-Trading Day” on page S-23.

Certain Considerations for Insurance Companies and Employee Benefit Plans

Any insurance company or fiduciary of a pension plan or other employee benefit plan that is subject to the prohibited transaction rules of the Employee Retirement Income Security Act of 1974, as amended, which we call “ERISA”, or the Internal Revenue Code of 1986, as amended, including an IRA or a Keogh plan (or a governmental plan to which similar prohibitions apply), and that is considering purchasing the offered notes with the assets of the insurance company or the assets of such a plan, should consult with its counsel regarding whether the purchase or holding of the offered notes could become a “prohibited transaction” under ERISA, the Internal Revenue Code or any substantially similar prohibition in light of the representations a purchaser or holder in any of the above categories is deemed to make by purchasing and holding the offered notes.  This is discussed in more detail under “Employee Retirement Income Security Act” below.

The Tax Consequences of an Investment in Your Notes Are Uncertain

The tax consequences of an investment in your notes are uncertain, both as to the timing and character of any inclusion in income in respect of your notes.

The Internal Revenue Service announced on December 7, 2007 that it is considering issuing guidance regarding the tax treatment of an instrument such as your notes, and any such guidance could adversely affect the value and the tax treatment of your notes. Among other things, the Internal Revenue Service may decide to require the holders to accrue ordinary income on a current basis and recognize ordinary income on payment at maturity, and could subject non-U.S. investors to withholding tax.  Furthermore, in 2007, legislation was introduced in Congress that, if enacted, would have required holders that acquired instruments such as your notes after the bill was enacted to accrue interest income over the term of such notes even though there may be no interest payments over the term of such notes.  It is not possible to predict whether a similar or identical bill will be enacted in the future, or whether any such bill would affect the tax treatment of such notes.  We describe these developments in more detail under “Supplemental Discussion of U.S. Federal Income Tax Consequences – United States Holders – Possible Change in Law” below. You should consult your tax advisor about this matter. Except to the extent otherwise provided by law, we intend to continue treating the notes for U.S. federal income tax purposes in accordance with the treatment described under “Supplemental Discussion of U.S. Federal Income Tax Consequences” on page S-47 below unless and until such time as Congress, the Treasury Department or the Internal Revenue Service determine that some other treatment is more appropriate.  Please also consult your tax advisor concerning the U.S. federal income tax and any other applicable tax consequences to you of owning your notes in your particular circumstances.

Foreign Account Tax Compliance Act (FATCA) Withholding May Apply to Payments on Your Notes, Including as a Result of the Failure of the Bank or Broker Through Which You Hold the Notes to Provide Information to Tax Authorities

Please see the discussion under “United States Taxation — Taxation of Debt Securities — Foreign Account Tax Compliance Act (FATCA) Withholding” in the accompanying prospectus for a description of the applicability of FATCA to payments made on your notes.

SPECIFIC TERMS OF YOUR NOTES

We refer to the notes we are offering by this prospectus supplement as the “offered notes” or the “notes”.  Please note that in this prospectus supplement, references to “The Goldman Sachs Group, Inc.”, “we”, “our” and “us” mean only The Goldman Sachs Group, Inc. and do not include its consolidated subsidiaries.  Also, references to the “accompanying prospectus” mean the accompanying prospectus, dated September 15, 2014, as supplemented by the accompanying prospectus supplement, dated September 15, 2014, in each case relating to the Medium-Term Notes, Series D, of The Goldman Sachs Group, Inc.  Please note that in this section entitled “Specific Terms of Your Notes”, references to “holders” mean those who own notes registered in their own names, on the books that we or the trustee maintain for this purpose, and not those who own beneficial interests in notes registered in street name or in notes issued in book-entry form through The Depository Trust Company.  Please review the special considerations that apply to owners of beneficial interests in the accompanying prospectus, under “Legal Ownership and Book-Entry Issuance”.

The notes are part of a series of debt securities, entitled “Medium-Term Notes, Series D”, that we may issue under the indenture from time to time as described in the accompanying prospectus and accompanying prospectus supplement. The notes are also “indexed debt securities”, as defined in the accompanying prospectus.

This prospectus supplement summarizes specific financial and other terms that apply to the notes, including your notes; terms that apply generally to all Series D medium-term notes are described in “Description of Notes We May Offer” in the accompanying prospectus supplement. The terms described here supplement those described in the accompanying prospectus supplement and the accompanying prospectus and, if the terms described here are inconsistent with those described there, the terms described here are controlling.

In addition to those terms described on the first three pages of this prospectus supplement, the following terms will apply to your notes:

No interest:  we will not pay interest on your notes

Specified currency:

•                  U.S. dollars (“$”)

Form of note:

•                  global form only: yes, at DTC

•                  non-global form available: no

Denominations:  each note registered in the name of a holder must have a face amount of $1,000 or integral multiples of $1,000 in excess thereof

Defeasance applies as follows:

•                  full defeasance: no

•                  covenant defeasance: no

Other terms:

•                  the default amount will be payable on any acceleration of the maturity of your notes as described under “— Special Calculation Provisions” below

•                  a business day for your notes will not be the same as a business day for our other Series D medium-term notes, as described under “— Special Calculation Provisions” below

•                  a trading day for your notes will be as described under “— Special Calculation Provisions” below

Please note that the information about the settlement or trade dates, issue price, underwriting discount and net proceeds to The Goldman Sachs Group, Inc. on the front cover page or elsewhere in this prospectus supplement relates only to the initial issuance and sale of the notes.  We may decide to sell additional notes on one or more dates after the date of this prospectus supplement, at issue prices, underwriting discounts and net proceeds that differ from the amounts set forth on the front cover page or elsewhere in this prospectus supplement.  If you have purchased your notes in a market-making transaction after the initial issuance and sale of the notes, any such relevant information about the sale to you will be provided in a separate confirmation of sale.

We describe the terms of your notes in more detail below.

Basket, Basket Stocks and Basket Stock Issuers

In this prospectus supplement, when we refer to the basket, we mean the basket specified in “Key Terms” on page 2 and as described under “The Basket” on page S-33. When we refer to the basket stocks as of any time, we mean the 25 ordinary shares of the 25 Spanish companies that constitute the basket listed and selected as described in “The Basket” on pages S-33, after giving effect to any adjustments specified in “Specific Terms of Your Notes — Anti-dilution Adjustments” on page S-24.  When we refer to a basket stock issuer at any time, we mean the issuer of a basket stock.

Payment of Principal on Stated Maturity Date

The cash settlement amount for each $1,000 face amount of your notes outstanding on the stated maturity date will be an amount in cash, if any, equal to:

•                  if the final basket level is greater than or equal to the cap level, the maximum settlement amount; or

•                  if the final basket level is greater than the initial basket level but less than the cap level, the sum of (1) $1,000 plus (2) the product of (i) $1,000 times (ii) the upside participation rate times (iii) the basket return; or

•                  if the final basket level is equal to or less than the initial basket level but greater than or equal to the buffer level, $1,000; or

•                  if the final basket level is less than the buffer level, the sum of (1) $1,000 plus (2) the product of (i) $1,000 times (ii) the buffer rate times (iii) the sum of the basket return plus the buffer amount.

The basket return is calculated by subtracting the initial basket level from the final basket level and dividing the result by the initial basket level, with the quotient expressed as a percentage. The upside participation rate is 100.00%. The cap level will be set on the trade date and is expected to be between 131.00% and 136.40% of the initial index level.  The maximum settlement amount will be set on the trade date and is expected to be between $1,310.00 and $1,364.00.  The buffer level is equal to 85.00% of the initial basket level.  The buffer amount is equal to 15.00%.  The buffer rate is equal to the quotient of the initial basket level divided by the buffer level, which equals approximately 117.65%.

The initial basket level is 100. The calculation agent will determine the final basket level, which will be the closing level of the basket on the determination date.

The closing level of the basket is calculated by adding the products of the stock price of each of the basket stocks times the applicable multiplier for each basket stock.  The multiplier for each basket stock is equal to the quotient of (i) the initial weight for such basket stock multiplied by 100  divided by (ii) the initial stock price for such basket stock. However, the calculation agent will have discretion to adjust the closing level of the basket on the determination date or to determine it in a different manner as described under “— Consequences of a Market Disruption Event” below.

Stated Maturity Date

The stated maturity date (which will be determined on the trade date) is expected to be the third scheduled business day after the determination date, unless that day is not a business day, in which case the stated maturity date will be the next following business day. If the determination date is postponed as described under “— Determination Date” below, the stated maturity date will be postponed by the same number of business day(s) from but excluding the originally scheduled determination date to and including the actual determination date.

Determination Date

The determination date will be a date specified on the trade date and is expected to be between 24 and 27 months after the trade date, unless the calculation agent determines that a market disruption event with respect to a basket stock occurs or is continuing on such day or such day is not a trading day with respect to a basket stock.  In that event, the determination date will be the first following trading day on which the calculation agent determines that, on or subsequent to such originally scheduled determination date, each basket stock has had at least one trading day on which no market disruption event has occurred or is continuing and the stock price of each of the basket stocks will be determined on or prior to the postponed determination date as set forth under “Consequences of a Market Disruption Event or a Non-Trading Day” below. (In such case, the determination date may differ from the date on which the stock prices of one or more basket stocks are determined for the purpose of the calculations to be performed on the determination date.)  In no event, however, will the determination date be postponed to a date later than the originally scheduled stated maturity date or, if the originally scheduled stated maturity date is not a business day, later than the first business day after the originally scheduled stated maturity date.  On such last possible determination date, if a market disruption event occurs or is continuing with respect to a basket stock that has not yet had such a trading day on which no market disruption event has occurred or is continuing or if such last possible day is not a trading day with respect to such basket stock, that day will nevertheless be the determination date.

Consequences of a Market Disruption Event or a Non-Trading Day

If a market disruption event relating to one or more basket stocks occurs or is continuing on a day that would otherwise be the originally scheduled determination date or such day is not a trading day, the calculation agent will calculate the final basket level by using:

•                  for each basket stock that did not suffer a market disruption event on the originally scheduled determination date, the stock price of such basket stock on such date as quoted on the exchange on which such basket stock has its primary listing, as determined by the calculation agent in its sole discretion as of the originally scheduled determination date; and

•                  for each basket stock that did suffer a market disruption event on the originally scheduled determination date, the closing price of such basket stock on the first trading day following the originally scheduled determination date on which no market disruption event exists for such basket stock or, if there is no such trading day prior to the last possible day, on the postponed determination date described under “—Determination Date” above.

If such market disruption continues through the last possible day (or such date is not a trading day for such basket stock) and if the calculation agent determines that any stock price that must be used to determine the basket return was not available on any day from the originally scheduled determination date through the last possible day because of the market disruption event or for any other reason, then the calculation agent will determine the basket return based on its assessment, made in its sole discretion, of the return of the basket or any relevant stock price on such last possible day.  For the avoidance of doubt, once the stock price for one or more basket stocks is determined for the determination date, the occurrence of a later market disruption event or non-trading day with respect to such basket stock or basket stocks will not alter such calculation.

Anti-Dilution Adjustments

The calculation agent will adjust the final basket stock price as described below, but only if an event described under one of the five subsections beginning with “— Stock Splits” below occurs with regard to that basket stock and only if the relevant event occurs during the period described under the applicable subsection.

The adjustments described below do not cover all events that could affect the final stock price of each basket stock, such as a basket issuer tender or exchange offer for the basket stock at a premium to its market price or a tender or exchange offer made by a third party for less than all outstanding shares of the basket stock.  We describe the risks relating to dilution under “Additional Risk Factors Specific to Your Notes — You Have Limited Anti-Dilution Protection” above.

How Adjustments Will Be Made

In this prospectus supplement, we refer to anti-dilution adjustment of the final stock price of each basket stock.  If an event requiring anti-dilution adjustment occurs, the calculation agent will make the adjustment by taking the following steps:

•                  Step One.  The calculation agent will adjust the reference amount.  This term refers to the amount of the basket stock or other property for which the final stock price for such basket stock is to be determined on the determination date.  For example, if no adjustment is required, the reference amount will be one share of the basket stock.  In that case, the final stock price for such basket stock will be the closing price of one share of the basket stock on the determination date.   We describe how the closing price will be determined under “— Special Calculation Provisions” below.

If an adjustment is required because one of the dilution events described in the first four subsections below — these involve stock splits, reverse stock splits, other dividends and distributions and issuances of transferable rights and warrants — occurs, then the adjusted reference amount may be, for example, two shares of the basket stock or one half share of the basket stock, depending on the event.  In that example, the final stock price for such basket stock would be the closing price, on the determination date, of two shares of the basket stock or a half share of the basket stock, as applicable.

If an adjustment is required because one of the reorganization events described under “— Reorganization Events” below — these involve events in which cash, securities or other property is distributed in respect of the basket stock — occurs, then the basket stock will be removed from the basket or the reference amount will be adjusted, in each case as described under “— Adjustments for Reorganization Events” below .

The manner in which the calculation agent adjusts the reference amount in step one will depend on the type of dilution event requiring adjustment.  These events and the nature of the required adjustments are described in the six subsections that follow.

•                  Step Two.  Having adjusted the reference amount in step one, the calculation agent will determine the final stock price for such basket stock, which will be the closing price of one share of the basket stock multiplied by the adjusted reference amount on the determination date.

However, if the reference amount was adjusted due to the occurrence of a reorganization event such that the reference amount is now made up of distribution property, the final stock price for such basket stock will be the total value of such distribution property (as further adjusted due to any subsequent dilution events) on the determination date as determined by the calculation agent in the manner described under “— Adjustments for Reorganization Events” below.

•                  Step Three.  Having determined the final stock price for such basket stock in step two, the calculation agent will use this price to calculate the cash settlement amount.

If more than one event requiring adjustment of the final stock price for such basket stock occurs, the calculation agent will first adjust the reference amount as described in step one above for each event, sequentially, in the order in which the events occur, and on a cumulative basis.  Thus, having adjusted the reference amount for the first event, the calculation agent will repeat step one for the second event, applying the required adjustment to the reference amount as already adjusted for the first event, and so on for each subsequent event.  Having adjusted the reference amount for all events, the calculation agent will then take the remaining applicable steps in the process described above, determining the final stock price for such basket stock using the reference amount as sequentially and cumulatively adjusted for all the relevant events.  The calculation agent will make all required determinations and adjustments no later than the determination date.

The calculation agent will adjust the reference amount for each reorganization event described under “— Reorganization Events” below.  For any other dilution event described below, however, the calculation agent will not be required to adjust the reference amount unless the adjustment of the reference amount would result in a change of at least 0.1% in the final basket stock price that would apply without the adjustment.  The final basket stock price resulting from any adjustment of the reference amount will be rounded up or down, as appropriate, to the nearest ten-thousandth, with five hundred-thousandths being rounded upward — e.g., 0.12344 will be rounded down to 0.1234 and 0.12345 will be rounded up to 0.1235.

If an event requiring anti-dilution adjustment occurs, the calculation agent will make the adjustment with a view to offsetting, to the extent practical, any change in the economic position of the holder and The Goldman Sachs Group, Inc., relative to your notes, that results solely from that event.  The calculation agent may, in its sole discretion, modify the anti-dilution adjustments as necessary to ensure an equitable result.  The calculation agent will make all determinations with respect to anti-dilution adjustments, including any determination as to whether an event requiring adjustment has occurred, as to the nature of the adjustment required and how it will be made or as to the value of any property distributed in a reorganization event, and will do so in its sole discretion.  In the absence of manifest error, those determinations will be conclusive for all purposes and will be binding on you and us, without any liability on the part of the calculation agent.  The calculation agent will provide information about the adjustments it makes upon written request by the holder.

In this prospectus supplement, when we say that the calculation agent will adjust the reference amount for one or more dilution events, we mean that the calculation agent will take all the applicable steps described above with respect to those events.

The following subsections describe the dilution events for which the reference amount is to be adjusted. Each subsection describes the manner in which the calculation agent will adjust the reference amount — the first step in the adjustment process described above — for the relevant event.

Stock Splits

A stock split is an increase in the number of a corporation’s outstanding shares of stock without any change in its stockholders’ equity. Each outstanding share will be worth less as a result of a stock split.

If a basket stock is subject to a stock split, then the calculation agent will adjust the reference amount to equal the sum of the prior reference amount — i.e., the reference amount before that adjustment — plus the product of (1) the number of additional shares issued in the stock split with respect to one share of the basket stock times (2) the prior reference amount.  The reference amount — and thus the final stock price for such basket stock — will not be adjusted, however, unless the first day on which the basket stock trades without the right to receive the stock split occurs after the trade date and on or before the determination date.

Reverse Stock Splits

A reverse stock split is a decrease in the number of a corporation’s outstanding shares of stock without any change in its stockholders’ equity.  Each outstanding share will be worth more as a result of a reverse stock split.

If a basket stock is subject to a reverse stock split, then once the reverse stock split becomes effective, the calculation agent will adjust the reference amount to equal the product of the prior reference amount times the quotient of (1) the number of shares of the basket stock outstanding immediately after the reverse stock split becomes effective divided by (2) the number of shares of the basket stock outstanding immediately before the reverse stock split becomes effective.  The reference amount — and thus the final stock price for such basket stock — will not be adjusted, however, unless the reverse stock split becomes effective after the trade and on or before the determination date.

Other Dividends and Distributions

The reference amount will not be adjusted to reflect dividends or other distributions paid with respect to a basket stock, other than:

•                  issuances of transferable rights and warrants as described under “— Transferable Rights and Warrants” below,

•                  distributions that are spin-off events described under “— Reorganization Events” below, and‚ extraordinary dividends described below.

A dividend or other distribution with respect to a basket stock will be deemed to be an extraordinary dividend if its per share value exceeds that of the immediately preceding non-extraordinary dividend, if any, for the basket stock by an amount equal to at least 10% of the stock price of the basket stock on the first trading day before the ex-dividend date.

If an extraordinary dividend occurs with respect to a basket stock, the calculation agent will adjust the reference amount to equal the product of (1) the prior reference amount times (2) a fraction, the numerator of which is the stock price of the basket stock on the trading day before the ex-dividend date and the denominator of which is the amount by which that stock price exceeds the extraordinary dividend amount.  The reference amount — and thus the final stock price for such basket stock — will not be adjusted, however, unless the ex-dividend date occurs after the trade date and on or before the determination date.

The extraordinary dividend amount with respect to an extraordinary dividend for the basket stock equals:

•                  for an extraordinary dividend that is paid in lieu of a regular quarterly dividend, the amount of the extraordinary dividend per share of the basket stock minus the amount per share of the immediately preceding dividend, if any, that was not an extraordinary dividend for the basket stock, or

•                  for an extraordinary dividend that is not paid in lieu of a regular quarterly dividend, the amount per share of the extraordinary dividend.

To the extent an extraordinary dividend is not paid in cash, the value of the non-cash component will be determined by the calculation agent in its sole discretion.  A distribution on a basket stock that is an issuance of transferable rights or warrants or a spin-off event and also an extraordinary dividend will result in an adjustment to the final stock price for such basket stock only as described under “— Transferable Rights and Warrants” below or “— Reorganization Events” below, as the case may be, and not as described here.

Transferable Rights and Warrants

If a basket stock issuer issues transferable rights or warrants to all holders of the basket stock to subscribe for or purchase the basket stock at an exercise price per share that is less than the stock price of the basket stock on the trading day immediately before the ex-dividend date for the issuance, then the reference amount will be adjusted by multiplying the prior reference amount by the following fraction:

•                  the numerator will be the number of shares of the basket stock outstanding at the close of business on the day immediately before that ex-dividend date plus the number of additional shares of the basket stock offered for subscription or purchase under those transferable rights or warrants, and

•                  the denominator will be the number of shares of the basket stock outstanding at the close of business on the day immediately before that ex-dividend date plus the number of additional shares of the basket stock that the aggregate offering price of the total number of shares of the basket stock so offered for subscription or purchase would purchase at the closing price of the basket stock on the trading day immediately before that ex-dividend date, with that number of additional shares being determined by multiplying the total number of shares so offered by the exercise price of those transferable rights or warrants and dividing the resulting product by the closing price on the trading day immediately before that ex-dividend date.

The reference amount — and thus the final stock price for such basket stock — will not be adjusted, however, unless the ex-dividend date described above occurs after the trade date and on or before the determination date.

Reorganization Events

Each of the following is a reorganization event:

•	a basket stock is reclassified or changed,

•

a basket stock issuer has been subject to a merger, consolidation, amalgamation, binding share exchange or other business combination and either is not the surviving entity or is the surviving entity but all of the outstanding shares of the basket stock are reclassified or changed,

•

a basket stock has been subject to a takeover offer, tender offer, exchange offer, solicitation proposal or other event by another entity or person to purchase or otherwise obtain all of the outstanding shares of the basket stock such that all of the outstanding shares of the basket stock (other than shares of the basket stock owned or controlled by such other entity or person) are transferred, or irrevocably committed to be transferred, to another entity or person,

•	a basket stock issuer sells or otherwise transfers its property and assets as an entirety or substantially as an entirety to another entity,

•

a basket stock issuer effects a spin-off — that is, issues to all holders of the basket stock equity securities of another issuer, other than as part of an event described in the four bullet points above,

•	the basket stock issuer is liquidated, dissolved or wound up or is subject to a proceeding under any applicable bankruptcy, insolvency or other similar law, or

•

any other corporate or similar events that affect or could potentially affect market prices of, or shareholders’ rights in, the basket stock or distribution property, which will be substantiated by an official characterization by either the Options Clearing Corporation with respect to options contracts on the basket stock or by the primary securities exchange on which the basket stock or listed options on the basket stock are traded, and will ultimately be determined by the calculation agent in its sole discretion.

Adjustments for Reorganization Events

If a reorganization event described in bullets 2, 3, 4, 6 or 7 under “—Reorganization Events” above occurs, then the calculation agent will adjust the reference amount as follows:  (i) the basket stock that is the subject of the reorganization event will be removed from the basket and (ii) the value of the distribution property distributed in respect of the basket stock subject to the reorganization event will be deemed to be reinvested in the remaining basket stocks pro rata (based on the reference amounts and the closing prices for such remaining basket stocks on the day before the reorganization event becomes effective, or the “reinvestment date”) and the reference amount for each remaining basket stock will be adjusted accordingly. The value of the basket stock subject to the reorganization event will be the reference amount for such basket stock, as it may have been adjusted for any previous anti-dilution events, multiplied by the value of the distribution property distributed in respect of one share of the basket stock in the reorganization event. Such pro rata distributions will increase the reference amounts of the remaining basket stocks. We define the term “distribution property” below.

However, if a reorganization event described in bullets 1 or 5 under “—Reorganization Events” above occurs, the calculation agent will adjust the reference amount so that it consists of the amount of each type of distribution property distributed in respect of one share of the basket stock — or in respect of whatever the prior reference amount may be — in the reorganization event. For purposes of the three step adjustment process described under “— How Adjustments Will Be Made” above, the distribution property so distributed will be deemed to be the reference amount adjusted as described in step one, the value of the adjusted reference amount on the determination date will be deemed to be the final stock price for such basket stock described in step two and the calculation agent will determine the cash settlement amount based on the final stock price for such basket stock as described in step three.

The calculation agent will determine the value of each type of distribution property, in its sole discretion.  For any distribution property consisting of a listed security, the calculation agent will use the stock price for the security on the determination date.  The calculation agent may value, on the determination date or reinvestment date, other types of property in any manner it determines, in its sole discretion, to be appropriate.

If a holder of the basket stock may elect to receive different types or combinations of types of distribution property in the reorganization event, the distribution property will consist of the types and amounts of each type distributed to a holder that makes no election, as determined by the calculation agent in its sole discretion.

If a reorganization event occurs and the calculation agent adjusts the reference amount to consist of the distribution property distributed in the reorganization event, as described above, the calculation agent will make any further anti-dilution adjustments for later events that affect the distribution property, or any component of the distribution property, comprising the new reference amount.  The calculation agent will do so to the same extent that it would make adjustments if the basket stock were outstanding and were affected by the same kinds of events.  If a subsequent reorganization event affects only a particular component of the reference amount, the required adjustment will be made with respect to that component, as if it alone were the reference amount.

The calculation agent will not make any adjustment for a reorganization event, however, unless the event becomes effective (or, if the event is a spin-off, unless the ex-dividend date for the spin-off occurs) after the trade date and on or before the determination date.

Distribution Property.  When we refer to distribution property, we mean the cash, securities and other property or assets distributed in a reorganization event in respect of one outstanding share of a basket stock — or in respect of whatever the applicable reference amount may then be if any anti-dilution adjustment has been made in respect of a prior event.  In the case of a spin-off or any other reorganization event after which a basket stock remains outstanding, the distribution property also includes one share of the basket stock — or other applicable reference amount — in respect of which the distribution is made.

If a reorganization event occurs, the distribution property distributed in the event will be substituted for the basket stock as described above.  Consequently, when we refer to a basket stock, we mean any distribution property that is distributed in a reorganization event and comprises the adjusted reference amount.

Default Amount on Acceleration

If an event of default occurs and the maturity of your notes is accelerated, we will pay the default amount in respect of the principal of your notes at the maturity, instead of the cash settlement amount on the stated maturity date as described earlier. We describe the default amount under “— Special Calculation Provisions” below.

For the purpose of determining whether the holders of our Series D medium-term notes, which include your notes, are entitled to take any action under the indenture, we will treat the outstanding face amount of your notes as the outstanding principal amount of that note. Although the terms of the notes differ from those of the other Series D medium-term notes, holders of specified percentages in principal amount of all Series D medium-term notes, together in some cases with other series of our debt securities, will be able to take action affecting all the Series D medium-term notes, including your notes, except with respect to certain Series D medium-term notes if the terms of such notes specify that the holders of specified percentages in the principal amount of all such notes must also consent to such action. This action may involve changing some of the terms that apply to the Series D medium-term notes, accelerating the maturity of the Series D medium-term notes after a default or waiving some of our obligations under the indenture. In addition, certain changes to the indenture and the notes that only affect certain debt securities may be made with the approval of holders of a majority of the principal amount of such affected debt securities. We discuss these matters in the accompanying prospectus under “Description of Debt Securities We May Offer — Default, Remedies and Waiver of Default” and “— Modification of the Debt Indentures and Waiver of Covenants”.

Manner of Payment

Any payment on your notes at maturity will be made to an account designated by the holder of your notes and approved by us, or at the office of the trustee in New York City, but only when your notes are surrendered to the trustee at that office. We also may make any payment in accordance with the applicable procedures of the depositary.

Modified Business Day

As described in the accompanying prospectus, any payment on your notes that would otherwise be due on a day that is not a business day may instead be paid on the next day that is a business day, with the same effect as if paid on the original due date.  For your notes, however, the term business day may have a different meaning than it does for other Series D medium-term notes.  We discuss this term under “— Special Calculation Provisions” below.

Role of Calculation Agent

The calculation agent in its sole discretion will make all determinations regarding the basket, market disruption events, the basket stock prices, particularly whether and how to make anti-dilution adjustments to the final stock price of the basket stocks, business days, trading days, postponement of the determination date and the stated maturity date, the final basket level, the basket return, the default amount and the cash settlement amount on your notes at maturity.  Absent manifest error, all determinations of the calculation agent will be final and binding on you and us, without any liability on the part of the calculation agent.

Please note that GS&Co., our affiliate, is currently serving as the calculation agent as of the original issue date of your notes. We may change the calculation agent for your notes at any time after the original issue date without notice and GS&Co. may resign as calculation agent at any time upon 60 days’ written notice to Goldman Sachs.

Special Calculation Provisions

Business Day

When we refer to a business day with respect to your notes, we mean a day that is a New York business day as described under “Description of Debt Securities We May Offer — Payment Mechanics for Debt Securities — Business Days” on page 28 in the accompanying prospectus.

Trading Day

When we refer to a trading day with respect to a basket stock, we mean a day on which the exchange on which such basket stock has its primary listing is open for trading.

Default Amount

The default amount for your notes on any day (except as provided in the last sentence under “— Default Quotation Period” below) will be an amount, in the specified currency for the principal of your notes, equal to the cost of having a qualified financial institution, of the kind and selected as described below, expressly assume all of our payment and other obligations with respect to your notes as of that day and as if no default or acceleration had occurred, or to undertake other obligations providing substantially equivalent economic value to you with respect to your notes. That cost will equal:

•                  the lowest amount that a qualified financial institution would charge to effect this assumption or undertaking, plus

•                  the reasonable expenses, including reasonable attorneys’ fees, incurred by the holder of your notes in preparing any documentation necessary for this assumption or undertaking.

During the default quotation period for your notes, which we describe below, the holder and/or we may request a qualified financial institution to provide a quotation of the amount it would charge to effect this assumption or undertaking.  If either party obtains a quotation, it must notify the other party in writing of the quotation.  The amount referred to in the first bullet point above will equal the lowest—or, if there is only one, the only— quotation obtained, and as to which notice is so given, during the default quotation period.  With respect to any quotation, however, the party not obtaining the quotation may object, on reasonable and significant grounds, to the assumption or undertaking by the qualified financial institution providing the quotation and notify the other party in writing of those grounds within two business days after the last day of the default quotation period, in which case that quotation will be disregarded in determining the default amount.

Default Quotation Period.

The default quotation period is the period beginning on the day the default amount first becomes due and ending on the third business day after that day, unless:

•                  no quotation of the kind referred to above is obtained, or

•                  every quotation of that kind obtained is objected to within five business days after the day the default amount first becomes due.

If either of these two events occurs, the default quotation period will continue until the third business day after the first business day on which prompt notice of a quotation is given as described above. If that quotation is objected to as described above within five business days after that first business day, however, the default quotation period will continue as described in the prior sentence and this sentence.

In any event, if the default quotation period and the subsequent two business day objection period have not ended before the determination date, then the default amount will equal the principal amount of your notes.

Qualified Financial Institutions.

For the purpose of determining the default amount at any time, a qualified financial institution must be a financial institution organized under the laws of any jurisdiction in the

United States of America, Europe or Japan, which at that time has outstanding debt obligations with a stated maturity of one year or less from the date of issue and that is, or whose securities are, rated either:

•                  A-1 or higher by Standard & Poor’s Ratings Services or any successor, or any other comparable rating then used by that rating agency, or

•                  P-1 or higher by Moody’s Investors Service, Inc. or any successor, or any other comparable rating then used by that rating agency.

Market Disruption Event

Any of the following will be a market disruption event with respect to any basket stock on any given trading day:

•                  a material limitation, suspension, or disruption of trading in such basket stock which results in a failure by the exchange on which such basket stock has its primary listing to report a stock price for such basket stock on such trading day,

•                  failure by the exchange on which such basket stock has its primary listing or other price source to announce or quote the stock price for such basket stock on such trading day, or

•                  trading in any basket stock on the exchange on which such basket stock has its primary listing is suspended or interrupted subsequent to the opening of trading and trading in such basket stock does not recommence at least ten minutes prior to, and continue until, the regularly scheduled close of trading in such basket stock.

and, in the case of any of these events, the calculation agent determines in its sole discretion that the event could materially interfere with the ability of The Goldman Sachs Group, Inc. or any of its affiliates or a similarly situated party to unwind all or a material portion of a hedge that could be effected with respect to the offered notes. For more information about hedging by The Goldman Sachs Group, Inc. and/or any of its affiliates, see “Use of Proceeds” and “Hedging” below.

The following events will not be market disruption events:

•                  a limitation on the hours or numbers of days of trading, but only if the limitation results from an announced change in the regular business hours of the relevant market, and

•                  a decision to permanently discontinue trading in the option or futures contracts relating to the basket stock.

In this subsection about market disruption events, references to the basket stocks include securities that are part of any adjusted reference amount, as determined by the calculation agent in its sole discretion.

USE OF PROCEEDS

We expect to use the net proceeds we receive from the sale of the offered notes for the purposes we describe in the accompanying prospectus under “Use of Proceeds”.

HEDGING

In anticipation of the sale of the offered notes, we and/or our affiliates expect to enter into hedging transactions involving purchases of some or all of the basket stocks, or listed or over-the-counter options, futures or other instruments linked to the basket or basket stocks before the trade date. In addition, from time to time after we issue the offered notes, we and/or our affiliates may enter into additional hedging transactions and to unwind those we have entered into, in connection with the offered notes and perhaps in connection with other notes we issue, some of which may have returns linked to the basket or basket stocks. Consequently, with regard to your notes, from time to time, we and/or our affiliates:

•                  expect to acquire, or dispose of positions in listed or over-the-counter options, futures or other instruments linked to the basket or some or all of the basket stocks,

•                  may take or dispose of positions in the securities of the basket stock issuers themselves,

•                  may take short positions in the basket stocks or other securities of the kind described above— i.e., we and/or our affiliates may sell securities of the kind that we do not own or that we borrow for delivery to purchaser.

We and/or our affiliates may acquire a long or short position in securities similar to your notes from time to time and may, in our or their sole discretion, hold or resell those securities.

In the future, we and/or our affiliates expect to close out hedge positions relating to the offered notes and perhaps relating to other notes with returns linked to the basket or basket stocks. We expect these steps to involve sales of instruments linked to the basket on or shortly before the determination date. These steps may also involve sales and/or purchases of some or all of the basket stocks, or listed or over-the-counter options, futures or other instruments linked to the basket or basket stocks.

The hedging activity discussed above may adversely affect the market value of your notes from time to time and the amount we will pay on your notes at maturity.  See “Additional Risk Factors Specific to Your Notes” above for a discussion of these adverse effects.

THE BASKET

General

The basket consists of ordinary shares of 25 Spanish companies included in the MSCI Spain 25/50 Index (which we refer to as the index).  The index covers approximately 85% of the equity universe in Spain and includes all large and mid-capitalization stocks that trade on the Primer Mercado segment of the Madrid Stock Exchange.  More information about how MSCI constructs its indices is described below.  The basket is static, meaning it will not change based on any future changes in the index stocks or their weighting in the index.

The calculation agent selected the 25 basket stocks from the MSCI Spain 25/50 Index on August 27, 2015 and weighted the basket using the methodology described below.

Determination of Initial Weights

To determine the initial weights of each basket stock, the calculation agent began with the weights of the 25 companies in the index as of August 27, 2015.

Next, the calculation agent capped the weight of any company that was weighted at more than 5% in the index at 5%, and distributed the excess weight to each of the other non-capped basket stocks pro rata according to their initial weights.  The calculation agent repeated this reweighting process iteratively until no basket stock was weighted more than 5%, and the initial basket weights were thus established.

Composition

The following table lists the basket stocks and their corresponding Bloomberg tickers, primary listings, multipliers and initial prices.  The initial prices will not be determined until the trade date.  Each of the basket stock issuers faces its own business risks and other competitive factors.  All of those factors may affect the basket return, and, consequently, the amount payable on your note, if any, on the stated maturity date.

Bloomberg Ticker	Corporation	Primary Listing	Type of Security	Weight in the Index on August 27, 2015*	Initial Weight in the Basket**	Multiplier	Initial Stock Price (EUR)
ABE SM	Abertis Infraestructuras SA	Primer Mercado	Ordinary Shares	2.300%	3.960%
ACS SM	ACS Actividades de Construccion y Servicios SA	Primer Mercado	Ordinary Shares	2.000%	3.443%
AENA SM	Aena SA	Primer Mercado	Ordinary Shares	1.974%	3.398%
AMS SM	Amadeus IT Holding SA	Primer Mercado	Ordinary Shares	4.380%	5.000%
BBVA SM	Banco Bilbao Vizcaya Argenta	Primer Mercado	Ordinary Shares	12.023%	5.000%
SAB SM	Banco De Sabadell SA	Primer Mercado	Ordinary Shares	2.920%	5.000%
POP SM	Banco Popular Espanol	Primer Mercado	Ordinary Shares	2.398%	4.128%
SAN SM	Banco Santander SA	Primer Mercado	Ordinary Shares	19.068%	5.000%
BKIA SM	Bankia SA	Primer Mercado	Ordinary Shares	1.921%	3.307%
BKT SM	Bankinter, S.A.	Primer Mercado	Ordinary Shares	1.333%	2.295%
CABK SM	Caixabank SA	Primer Mercado	Ordinary Shares	3.072%	5.000%
DIA SM	Distribuidora Internacional de Alimentacion SA	Primer Mercado	Ordinary Shares	1.492%	2.569%
ENG SM	Enagas SA	Primer Mercado	Ordinary Shares	1.971%	3.393%
ELE SM	Endesa SA	Primer Mercado	Ordinary Shares	1.698%	2.923%
FER SM	Ferrovial SA	Primer Mercado	Ordinary Shares	3.163%	5.000%
GAS SM	Gas Natural SDG SA	Primer Mercado	Ordinary Shares	2.335%	4.020%
GRF SM	Grifols SA	Primer Mercado	Ordinary Shares	2.172%	3.739%
IBE SM	Iberdrola SA	Primer Mercado	Ordinary Shares	4.928%	5.000%
ITX SM	Inditex	Primer Mercado	Ordinary Shares	4.873%	5.000%
IAG SM	International Consolidated Airlines Group SA	Primer Mercado	Ordinary Shares	2.301%	3.961%
MAP SM	Mapfre SA	Primer Mercado	Ordinary Shares	1.290%	2.220%
REE SM	Red Electrica Corporacion SA	Primer Mercado	Ordinary Shares	2.741%	4.720%
REP SM	Repsol SA	Primer Mercado	Ordinary Shares	3.601%	5.000%
TEF SM	Telefonica SA	Primer Mercado	Ordinary Shares	12.930%	5.000%
ZOT SM	Zardoya Otis SA	Primer Mercado	Ordinary Shares	1.118%	1.924%

*  Your notes will be linked to the basket stocks, which will have the initial weight in the basket, and not the weights in the index.

** Determined by the calculation agent as described above.

The index sponsor of the MSCI Spain 25/50 Index divides the index stocks into industry sectors based on the Global Industry Classification Standard (GICS) it has designed in conjunction with S&P Dow Jones Indexes.  After accounting for the reweighting of the basket stocks as set forth above, the weighting of the industry sectors in the basket as of August 27, 2015 was: Financials (31.95%), Energy (5.00%), Utilities (20.26%), Information Technology (5.00%), Health Care (3.74%), Consumer Staples (2.57%), Industrials (21.69%), Consumer Discretionary (5.00%) and Telecommunication Services (5.00%) (may not sum to 100% due to rounding). Sector designations are determined by the index sponsor using criteria it has selected or developed.  Index sponsors may use very different standards for determining sector designations.  In addition, many companies operate in a number of sectors, but are listed in only one sector and the basis on which that sector is selected may also differ.  As a result, sector comparisons between indices with different index sponsors may reflect differences in methodology as well as actual differences in the sector composition of the indices.

Multiplier

The multiplier for each basket stock will be fixed as of the trade date.  The multiplier is the factor, as determined by the calculation agent in its sole discretion, required such that the total weighted value of the basket stocks as of the trade date is 100.  The multiplier for each basket stock is equal to the quotient of (i) the initial weight for such basket stock multiplied by 100 divided by (ii) the initial stock price for such basket stock.

Calculation of the Basket

The initial basket level is 100.  The final basket level is the sum of the products of (i) the final stock price of each of the basket stocks (subject to anti-dilution adjustments described under “Specific Terms of Your Notes — Anti-Dilution Adjustments” above) times (ii) the applicable multiplier of each of the basket stocks.

The MSCI Spain 25/50 Index

The MSCI Spain 25/50 Index is a free float adjusted market capitalization index and is part of the MSCI Global Investable Market Indices, the methodology of which is described below. The index is considered to be a “standard” developed market index, which means it consists of all eligible large capitalization and mid-capitalization stocks, as determined by MSCI, in the developed market of Spain.  Additional information about the MSCI Global Investable Market Indices is available on the following website: https://www.msci.com/index-methodology. The 25/50 Indexes methodology is available on the following website: https://www.msci.com/eqb/methodology/meth_docs/MSCI_Feb14_25_50_Indices_Methodology.pdf.

Construction of the MSCI Indices

MSCI undertakes an index construction process, which involves: (i) defining the equity universe; (ii) determining the market investable equity universe for each market; (iii) determining market capitalization size segments for each market; (iv) applying index continuity rules for the standard index; (v) creating style segments within each size segment within each market; and (vi) classifying securities under the Global Industry Classification Standard.

Defining the Equity Universe

(i)          Identifying Eligible Equity Securities: The equity universe initially looks at securities listed in any of the countries in the MSCI global index series, which will be classified as either “developed markets,” “emerging markets” or “frontier markets”. Spain is considered a developed market. All listed equity securities are eligible for inclusion in the equity universe. Conversely, mutual funds, exchange-traded funds, equity derivatives, and most investment trusts are not eligible for inclusion in the equity universe.

(ii)         Country Classification of Eligible Securities: Each company and its securities (i.e., share classes) are classified in one and only one country, which allows for a distinctive sorting of each company by its respective country.

Determining the Market Investable Equity Universes

A market investable equity universe for a market is derived by applying investability screens to individual companies and securities in the equity universe that are classified in that market. A market is generally equivalent to a single country, except in DM Europe, where all DM countries in Europe are aggregated into a single market for index construction purposes. Subsequently, individual DM Europe country indexes within the MSCI Europe Index are derived from the constituents of the MSCI Europe Index under the Global Investable Market Indexes methodology.

The global investable equity universe is the aggregation of all market investable equity universes. The investability screens used to determine the investable equity universe in each market are:

(i)          Equity Universe Minimum Size Requirement: This investability screen is applied at the company level. In order to be included in a market investable equity universe, a company must have the required minimum market capitalization. The equity universe minimum size requirement applies to companies in all markets and is derived as follows:

•                  First, the companies in the developed market equity universe are sorted in descending order of full market capitalization and the cumulative coverage of the free float-adjusted market capitalization of the developed market equity universe is calculated for each company. Each company’s free float-adjusted market capitalization is represented by the aggregation of the free float-adjusted market capitalization of the securities of that company in the equity universe.

•                  Second, when the cumulative free float-adjusted market capitalization coverage of 99% of the sorted equity universe is achieved, the full market capitalization of the company at that point defines the equity universe minimum size requirement.

•                  The rank of this company by descending order of full market capitalization within the developed market equity universe is noted, and will be used in determining the equity universe minimum size requirement at the next rebalance.

As of May 2015, the equity universe minimum size requirement was set at US$207,000,000. Companies with a full market capitalization below this level are not included in any market investable equity universe. The equity universe minimum size requirement is reviewed and, if necessary, revised at each semi-annual index review, described below.

(ii)          Equity Universe Minimum Free Float-Adjusted Market Capitalization Requirement: This investability screen is applied at the individual security level. To be eligible for inclusion in a market investable equity universe, a security must have a free float-adjusted market capitalization equal to or higher than 50% of the equity universe minimum size requirement.

(iii)         Minimum Liquidity Requirement: This investability screen is applied at the individual security level. To be eligible for inclusion in a market investable equity universe, a security must have adequate liquidity as measured by its twelve-month and three-month annualized traded value ratio and three month frequency of trading. This measure attempts to mitigate the impact of extreme daily trading volumes and takes into account the free float-adjusted market capitalization of securities. In the calculation of a security’s annualized traded value ratio, the trading volumes in depository receipts associated with that security, such as ADRs or GDRs, are also considered. A minimum liquidity level of 20% of the 3-month annualized traded value ratio and 90% of 3-month frequency of trading over the last 4 consecutive quarters, as well as 20% of the 12-month annualized traded value ratio, are required for inclusion of a security in a market investable equity universe of a developed market such as Spain.  Due to liquidity concerns relating to securities trading at very high stock prices, a security that is currently not an index stock in a MSCI Global Investable Markets Index that is trading at a stock price above US$10,000 will fail the liquidity screening and will not be included in any market investable equity universe.

(iv)         Global Minimum Foreign Inclusion Factor Requirement: This investability screen is applied at the individual security level. To determine the free float of a security, MSCI considers the proportion of shares of such security available for purchase in the public equity markets by international investors. In practice, limitations on the investment opportunities for international investors include: strategic stakes in a company held by private or public shareholders whose investment objective indicates that the shares held are not likely to be available in the market; limits on the proportion of a security’s share capital authorized for purchase by non-domestic investors; or other foreign investment restrictions which materially limit the ability of foreign investors to freely invest in a particular equity market, sector or security.

MSCI will then derive a “foreign inclusion factor” for the company that reflects the proportion of shares outstanding that is available for purchase in the public equity markets by international investors. Typically, securities with a foreign inclusion factor of less than 0.15 will not be eligible for inclusion in MSCI’s indices.

(v)          Minimum Length of Trading Requirement: This investability screen is applied at the individual security level. For an initial public offering to be eligible for inclusion in a market investable equity universe, the new issue must have started trading at least three months before the implementation of a semi-annual index review. This requirement is applicable to small new issues in all markets. Large initial public offerings and large primary / secondary offerings of non index-constituents are not subject to the minimum length of trading requirement and may be included in a market investable equity universe and a standard index outside of a quarterly or semi-annual index review.

(vi)          Minimum Foreign Room Requirement: This investability screen is applied at the individual security level. For a security that is subject to a foreign ownership limit to be eligible for inclusion in a market investable equity universe, the proportion of shares still available to foreign investors relative to the maximum allowed (referred to as “foreign room”) must be at least 15%.

Defining Market Capitalization Size Segments for Each Market

Once a market investable equity universe is defined, it is segmented into the following size-based indices:

•    Investable Market Index (Large Cap + Mid Cap + Small Cap)

•    Standard Index (Large Cap + Mid Cap)

•    Large Cap Index

•    Mid Cap Index

•    Small Cap Index

Creating the size segment indices in each market involves the following steps: (i) defining the market coverage target range for each size segment; (ii) determining the global minimum size range for each size segment; (iii) determining the segment number of companies and associated market size segment cutoffs; (iv) assigning companies to the size segments; and (v) applying final size-segment investability requirements. For developed market indices, the market coverage for a standard index is 85%. As of April 2015, the global minimum size range for a developed market standard index is a full market capitalization of USD 2.68 billion to USD 6.16 billion.

25/50 Methodology

The MSCI Spain 25/50 Index is derived from the MSCI Spain Index.  The MSCI 25/50 Indices, which include the Index, take into account the investment limits imposed by the U.S. Internal Revenue Code on regulated investment companies in order for MSCI to offer a benchmarking alternative for regulated investment company compliant funds. One requirement of a regulated investment company is that at the end of each quarter of its tax year no more than 25% of the value of its assets may be invested in a single issuer and the sum of the weights of all issuers representing more than 5% of the fund should not exceed 50% of the fund’s total assets.

MSCI constructs the MSCI Spain 25/50 Index by applying these weight constraints to the non-constrained, free-float adjusted market capitalization weighted MSCI Spain Index at or as closely as possible to each quarterly rebalancing of the MSCI Spain Index. As a result, the index has the following constraints: (i) No issuer exceeds 25% of index weight, and (ii) all issuers with weight above 5% cannot exceed 50% of the index weight.  MSCI also intends that the index minimizes the tracking error from the MSCI Spain Index, while keeping index turnover to a reasonable level.  The tracking error is measured as the sum of the squared weight differences between the constituent weights of the MSCI Spain 25/50 Index and the MSCI Spain Index. The methodology also applies a transaction cost as a proxy for index turnover on rebalancing.  In addition, the minimum weight of any stock in the index cannot be below the weight of the smallest component in the MSCI Spain Index.  A buffer rule resulting in a buffer of 10% of the value of each constraint is used in order to reduce the risk of non-compliance with the weight constraints due to short term market movements between two quarterly rebalancings. As a result, at the point of constructing or rebalancing the Index, the weight of any single issuer cannot exceed 22.5% of the index weight and all issuers with weight above 4.5% cannot exceed 45% of the index weight.

The index currently has 25 index stocks.

Hypothetical Historical Closing Levels of the Basket

Because the basket is a newly created basket and its level will begin to be calculated and published only on the trade date, there is no actual historical information about the closing levels of the basket as of the date of this prospectus supplement.  Therefore, the hypothetical closing levels of the basket provided in the table below were calculated from publicly available historical stock prices of each basket stock in accordance with the methodology of the basket and subject to several factors described below.

In order to help illustrate the potential performance of an investment based on the basket construction methodology for the notes, the hypothetical basket closing levels below were calculated over a period commencing on February 11, 2015 and ending on September 8, 2015 (the “calculation period”) using (i) the base level of 100 as of February 11, 2015, (ii) the hypothetical multipliers for each basket stock and the closing prices of the basket stocks on each of the dates within such period and (iii) the hypothetical initial weights for each basket stock, on each of the dates within such period.

You should not take the hypothetical historical closing levels of the basket as an accurate estimate of historical levels or an indication of the future levels of the basket.  Because the hypothetical closing levels of the basket were calculated based on additional factors that may not be true when the actual closing level of the basket for the notes is calculated on and after the trade date, you should not take the hypothetical closing levels of the hypothetical basket shown below as an accurate estimate of historical performance or an indication of the future performance of the basket.  We cannot give you any assurance that the future performance of the basket for the notes will follow a pattern similar to that of the hypothetical closing levels of the hypothetical basket shown below and we cannot give you any assurance that the future performance of the basket will result in your receiving an amount greater than the outstanding face amount of your notes on the stated maturity date. In light of the increased volatility currently being experienced by U.S. and global securities markets, and recent market declines, it may be substantially more likely that you could lose all or a substantial portion of your investment in the notes.

Neither we nor any of our affiliates make any representation to you as to the performance of the basket.  The actual performance of the basket over the life of the offered notes, as well as the cash settlement amount at maturity may bear little relation to the historical levels shown below.

The closing price of the index stocks in the MSCI Spain 25/50 Index has fluctuated in the past and, therefore, so has the hypothetical basket closing level.  Also, the actual closing level of the basket may, in the future, experience significant fluctuations.  Any upward or downward trend in the hypothetical closing level of the basket during any period shown below is not an indication that the actual basket level is more or less likely to increase or decrease at any time during the term of your notes.  The actual performance of the basket over the life of the notes, as well as the amount payable on the stated maturity date may bear little or no relation to the hypothetical levels shown above for the basket.

Historical Closing Prices of the Basket Stocks

The closing prices of the basket stocks have fluctuated in the past and may, in the future, experience significant fluctuations.  Any historical upward or downward trend in the closing prices of the basket stocks during the period shown below is not an indication that the basket return is more or less likely to increase or decrease at any time during the life of your notes.

You should not take the historical prices of the basket stocks as an indication of the future performance of the basket.  We cannot give you any assurance that the future performance of the basket stocks will result in your receiving an amount greater than the outstanding face amount of your notes on the stated maturity date.  In light of the increased volatility currently being experienced by U.S. and global securities markets, and recent market declines, it may be substantially more likely that you could lose all or a substantial portion of your investment in the notes.  Neither we nor any of our affiliates make any representation to you as to the performance of the basket or basket stocks.  The actual performance of the basket or basket stocks over the life of the offered notes, as well as the cash settlement amount at maturity may bear little relation to the historical prices of the basket stocks shown below.

The graphs below, except where otherwise indicated, show the daily historical closing prices of the basket stocks from September 8, 2005 through September 8, 2015.  We obtained the prices in the graphs below using data from Bloomberg Financial Services, without independent verification.  We have taken the descriptions of the basket stock issuers set forth below from publicly available information without independent verification.

Abertis Infraestructuras SA is an international group which manages mobility and telecommunications infrastructures through three business areas: tollroads, telecommunications infrastructures and airports.

ACS Actividades de Construccion y Servicios SA is an engineering and contracting company that develops civil and industrial infrastructures.

AENA SA is an airport and heliport management company

Amadeus IT Holding SA processes transactions for the global travel and tourism industry.

Banco Bilbao Vizcaya Argenta attracts deposits and offers retail, wholesale and investment banking services. Banco Bilbao Vizcaya Argenta offers consumer and mortgage loans, private banking, asset management, insurance, mutual funds and securities brokerage services.

Banco De Sabadell SA attracts deposits and offers commercial banking services. Banco De Sabadell SA offers private banking services, insurance and mortgage, consumer, student, credit card and building improvement loans.

Banco Popular Espanol attracts deposits and offers commercial banking services. Banco Popular Espanol offers asset management and factoring services, mutual funds, pension plans, life insurance, venture capital and consumer, mortgage and real estate loans.

Banco Santander SA attracts deposits and offers asset management services and retail, commercial and private banking. Banco Santander SA also offers consumer credit, mortgage loans, lease financing, factoring, mutual funds, pension funds, insurance, commercial credit, investment banking services, structured finance and advice on mergers and acquisitions.

Bankia SA accepts deposits and offers commercial banking services. Bankia SA offers retail banking, business banking, corporate finance, capital markets and asset and private banking management services.

Bankinter SA accepts deposits and offers commercial banking services. Bankinter SA offers retail banking, business banking, corporate finance, capital markets and asset and private banking management services.

Caixabank SA accepts deposits and offers banking services. Caixabank SA also offers portfolio management services, insurance, investment strategy advice, international banking services and other specialist financial services.

Distribuidora Internacional de Alimentacion SA provides the retail sale of food products through owned or franchised self-service stores and offers deposit and storage services for goods and products of all types.

Enagas SA imports, stores and transports natural gas.

Endesa SA supplies, generates and distributes electricity and is also a major operator in the natural gas market.

Ferrovial SA is an infrastructure operator and industrial company, operating in the construction, airport, toll road and municipal services sectors.

Gas Natural SDG SA distributes natural gas in Spain and Latin America. Gas Natural SDG SA also operates gas storage facilities, owns and operates a fiber optic backbone telecommunications network, markets energy management products and household gas appliances and installs gas heating systems.

Grifols SA develops, manufactures and markets plasma derivatives, IV therapy, enteral nutrition, diagnostic systems and medical materials.

Iberdrola SA generates, distributes, trades and markets electricity.

Inditex designs, manufactures and distributes apparel.

International Consolidated Airlines Group SA provides international and domestic air passenger and cargo transportation services.

Mapfre SA offers insurance services, including health, life, homeowners, commercial, industrial risk, burial, accident, automobile and third-party liability insurance policies.

Red Electrica Corporacion SA maintains and operates Spain’s electricity transmission grid.

Repsol SA explores for and produces crude oil and natural gas. Repsol SA also refines petroleum and transports petroleum products and liquefied petroleum gas.

Telefonica SA provides telecommunications services, including fixed-line and mobile telephone, internet and data transmission services.

Zardoya Otis SA manufactures, installs and services elevators and elevator equipment.

SUPPLEMENTAL DISCUSSION OF U.S. FEDERAL INCOME TAX CONSEQUENCES

The following section supplements the discussion of U.S. federal income taxation in the accompanying prospectus supplement.

The following section is the opinion of Sidley Austin LLP, counsel to The Goldman Sachs Group, Inc. In addition, it is the opinion of Sidley Austin LLP that the characterization of the notes for U.S. federal income tax purposes that will be required under the terms of the notes, as discussed below, is a reasonable interpretation of current law.

•                  a dealer in securities or currencies;

•                  a trader in securities that elects to use a mark-to-market method of accounting for your securities holdings;

•                  a bank;

•                  a life insurance company;

•                  a tax exempt organization;

•                  a partnership;

•                  a regulated investment company;

•                  a common trust fund;

•                  a person that owns a note as a hedge or that is hedged against interest rate or currency risks;

•                  a person that owns a note as part of a straddle or conversion transaction for tax purposes; or

•                  a United States (as defined below) holder whose functional currency for tax purposes is not the U.S. dollar.

Although this section is based on the U.S. Internal Revenue Code of 1986, as amended, its legislative history, existing and proposed regulations under the Internal Revenue Code, published rulings and court decisions, all as currently in effect, no statutory, judicial or administrative authority directly addresses how your notes should be treated for U.S. federal income tax purposes, and as a result, the U.S. federal income tax consequences of your investment in your notes are uncertain. Moreover, these laws are subject to change, possibly on a retroactive basis.

You should consult your tax advisor concerning the U.S. federal income tax and any other applicable tax consequences of your investments in the notes, including the application of state, local or other tax laws and the possible effects of changes in federal or other tax laws.

United States Holders

This section applies to you only if you are a United States holder that holds your notes as a capital asset for tax purposes. You are a United States holder if you are a beneficial owner of each of your notes and you are:

•                  a citizen or resident of the United States;

•                  a domestic corporation;

•                  an estate whose income is subject to U.S. federal income tax regardless of its source; or

•                  a trust if a United States court can exercise primary supervision over the trust’s administration and one or more United States persons are authorized to control all substantial decisions of the trust.

This section does not apply to you if you are a member of a class of holders subject to special rules, such as:

Tax Treatment. You will be obligated pursuant to the terms of the notes — in the absence of a change in law, an administrative determination or a judicial ruling to the contrary — to characterize your notes for all tax purposes as pre-paid derivative contracts in respect of the basket. Except as otherwise stated below, the discussion herein assumes that the notes will be so treated.

Upon the sale, exchange or maturity of your notes, you should recognize capital gain or loss equal to the difference, if any, between the amount of cash you receive at such time and your tax basis in your notes. If you hold your notes for more than one year, the gain or loss generally will be long-term capital gain or loss.  If you hold your notes for one year or less, the gain or loss generally will be short-term capital gain or loss. Your tax basis in the notes will generally be equal to the amount that you paid for the notes. Short-term capital gains are generally subject to tax at the marginal tax rates applicable to ordinary income.

We will not attempt to ascertain whether any basket stock issuer would be treated as a “passive foreign investment company” (“PFIC”), within the meaning of Section 1297 of the Internal Revenue Code.  If any basket stock issuer were so treated, certain adverse U.S. federal income tax consequences could possibly apply to a United States holder.  You should refer to information filed with the SEC with respect to each basket stock issuer and consult your tax advisor regarding the possible consequences to you, if any, if a particular basket stock issuer is or becomes a PFIC.

No statutory, judicial or administrative authority directly discusses how your notes should be treated for U.S. federal income tax purposes. As a result, the U.S. federal income tax consequences of your investment in the notes are uncertain and alternative characterizations are possible. Accordingly, we urge you to consult your tax advisor in determining the tax consequences of an investment in your notes in your particular circumstances, including the application of state, local or other tax laws and the possible effects of changes in federal or other tax laws.

Alternative Treatments. There is no judicial or administrative authority discussing how your notes should be treated for U.S. federal income tax purposes. Therefore, the Internal Revenue Service might assert that a treatment other than that described above is more appropriate. For example, the Internal Revenue Service could treat your notes as a single debt instrument subject to special rules governing contingent payment debt instruments. Under those rules, the amount of interest you are required to take into account for each accrual period would be determined by constructing a projected payment schedule for the notes and applying rules similar to those for accruing original issue discount on a hypothetical noncontingent debt instrument with that projected payment schedule. This method is applied by first determining the comparable yield – i.e., the yield at which we would issue a noncontingent fixed rate debt instrument with terms and conditions similar to your notes – and then determining a payment schedule as of the issue date that would produce the comparable yield. These rules may have the effect of requiring you to include interest in income in respect of your notes prior to your receipt of cash attributable to that income.

If the rules governing contingent payment debt instruments apply, any gain you recognize upon the sale, exchange or maturity of your notes would be treated as ordinary interest income. Any loss you recognize at that time would be treated as ordinary loss to the extent of interest you included as income in the current or previous taxable years in respect of your notes, and thereafter, as a capital loss.

If the rules governing contingent payment debt instruments apply, special rules would apply to a person who purchases notes at a price other than the adjusted issue price as determined for tax purposes.

It is also possible that your notes could be treated in the manner described above, except that any gain or loss that you recognize at maturity would be treated as ordinary gain or loss. You should consult your tax advisor as to the tax consequences of such characterization and any possible alternative characterizations of your notes for U.S. federal income tax purposes.

It is possible that the Internal Revenue Service could seek to characterize your notes in a manner that results in tax consequences to you that are different from those described above. You should consult your tax advisor as to the tax consequences of any possible alternative characterizations of your notes for U.S. federal income tax purposes.

Possible Change in Law

On December 7, 2007, the Internal Revenue Service released a notice stating that the Internal Revenue Service and the Treasury Department are actively considering issuing guidance regarding the proper U.S. federal income tax treatment of an instrument such as the offered notes, including whether holders should be required to accrue ordinary income on a current basis and whether gain or loss should be ordinary or capital. It is not possible to determine what guidance they will ultimately issue, if any. Holders are urged to consult their tax advisors concerning the significance, and the potential impact, of the above considerations. Except to the extent otherwise provided by law, we intend to continue treating the notes for U.S. federal income tax purposes in accordance with the treatment described above under “Tax Treatment” unless and until such time as Congress, the Treasury Department or the Internal Revenue Service determine that some other treatment is more appropriate. You are urged to consult your tax advisor as to the possibility that any legislative or administrative action may adversely affect the tax treatment and the value of your notes.

Furthermore, in 2007, legislation was introduced in Congress that, if enacted, would have required holders that acquired instruments such as your notes after the bill was enacted to accrue interest income over the term of such notes even though there will be no interest payments over the term of such notes. It is not possible to predict whether a similar or identical bill will be enacted in the future, or whether any such bill would affect the tax treatment of such notes.

It is impossible to predict what any such legislation or administrative or regulatory guidance might provide, and whether the effective date of any legislation or guidance will affect notes that were issued before the date that such legislation or guidance is issued. You are urged to consult your tax advisor as to the possibility that any legislative or administrative action may adversely affect the tax treatment of your notes.

Backup Withholding and Information Reporting

Please see the discussion under “United States Taxation — Taxation of Debt Securities — Backup Withholding and Information Reporting—United States Holders” in the accompanying prospectus for a description of the applicability of the backup withholding and information reporting rules to payments made on your notes.

United States Alien Holders

This section applies to you only if you are a United States alien holder. You are a United States alien holder if you are the beneficial owner of notes and are, for U.S. federal income tax purposes:

•                  a nonresident alien individual;

•                  a foreign corporation; or

•                  an estate or trust that in either case is not subject to U.S. federal income tax on a net income basis on income or gain from notes.

You will be subject to generally applicable information reporting and backup withholding requirements as discussed in the accompanying prospectus under “United States Taxation — Taxation of Debt Securities — Backup Withholding and Information Reporting — United States Alien Holders” with respect to payments on your notes at maturity and, notwithstanding that we do not intend to treat the notes as debt for tax purposes, we intend to backup withhold on such payments with respect to your notes unless you comply with the requirements necessary to avoid backup withholding on debt instruments (in which case you will not be subject to such backup withholding) as set forth under “United States Taxation — Taxation of Debt Securities — United States Alien Holders” in the accompanying prospectus.

As discussed above, alternative characterizations of the notes for U.S. federal income tax purposes are possible. Should an alternative characterization of the notes, by reason of a change or clarification of the law, by regulation or otherwise, cause payments at maturity with respect to the notes to become subject to withholding tax, we will withhold tax at the applicable statutory rate and we will not make payments of any additional amounts. Prospective United States alien holders of the notes should consult their tax advisor in this regard.

Furthermore, on December 7, 2007, the Internal Revenue Service released Notice 2008-2 soliciting comments from the public on various issues, including whether instruments such as your notes should be subject to withholding. It is therefore possible that rules will be issued in the future, possibly with retroactive effect, that would cause payments on your notes at maturity to be subject to withholding, even if you comply with certification requirements as to your foreign status.

Foreign Account Tax Compliance Act (FATCA) Withholding

Pursuant to Treasury regulations, Foreign Account Tax Compliance Act (FATCA) withholding (as described in “United States Taxation—Taxation of Debt Securities—Foreign Account Tax Compliance Act (FATCA) Withholding” in the accompanying prospectus) will generally apply to obligations that are issued on or after July 1, 2014; therefore, the notes will generally be subject to FATCA withholding. However, according to final Treasury regulations, the withholding tax described above will not apply to payments of gross proceeds from the sale, exchange or other disposition of the notes made before January 1, 2017.

EMPLOYEE RETIREMENT INCOME SECURITY ACT

This section is only relevant to you if you are an insurance company or the fiduciary of a pension plan or an employee benefit plan (including a governmental plan, an IRA or a Keogh Plan) proposing to invest in the notes.

The U.S. Employee Retirement Income Security Act of 1974, as amended (“ERISA”) and the U.S. Internal Revenue Code of 1986, as amended (the “Code”), prohibit certain transactions (“prohibited transactions”) involving the assets of an employee benefit plan that is subject to the fiduciary responsibility provisions of ERISA or Section 4975 of the Code (including individual retirement accounts, Keogh plans and other plans described in Section 4975(e)(1) of the Code) (a “Plan”) and certain persons who are “parties in interest” (within the meaning of ERISA) or “disqualified persons” (within the meaning of the Code) with respect to the Plan; governmental plans may be subject to similar prohibitions unless an exemption applies to the transaction. The assets of a Plan may include assets held in the general account of an insurance company that are deemed “plan assets” under ERISA or assets of certain investment vehicles in which the Plan invests. Each of The Goldman Sachs Group, Inc. and certain of its affiliates may be considered a “party in interest” or a “disqualified person” with respect to many Plans, and, accordingly, prohibited transactions may arise if the notes are acquired by or on behalf of a Plan unless those notes are acquired and held pursuant to an available exemption. In general, available exemptions are:  transactions effected on behalf of that Plan by a “qualified professional asset manager” (prohibited transaction exemption 84-14) or an “in-house asset manager” (prohibited transaction exemption 96-23), transactions involving insurance company general accounts (prohibited transaction exemption 95-60), transactions involving insurance company pooled separate accounts (prohibited transaction exemption 90-1), transactions involving bank collective investment funds (prohibited transaction exemption 91-38) and transactions with service providers under Section 408(b)(17) of ERISA and Section 4975(d)(20) of the Code where the Plan receives no less and pays no more than “adequate consideration” (within the meaning of Section 408(b)(17) of ERISA and Section 4975(f)(10) of the Code). The person making the decision on behalf of a Plan or a governmental plan shall be deemed, on behalf of itself and the plan, by purchasing and holding the notes, or exercising any rights related thereto, to represent that (a) the plan will receive no less and pay no more than “adequate consideration” (within the meaning of Section 408(b)(17) of ERISA and Section 4975(f)(10) of the Code) in connection with the purchase and holding of the notes, (b) none of the purchase, holding or disposition of the notes or the exercise of any rights related to the notes will result in a nonexempt prohibited transaction under ERISA or the Code (or, with respect to a governmental plan, under any similar applicable law or regulation), and (c) neither The Goldman Sachs Group, Inc. nor any of its affiliates is a “fiduciary” (within the meaning of Section 3(21) of ERISA or, with respect to a governmental plan under any similar applicable law or regulation) with respect to the purchaser or holder in connection with such person’s acquisition, disposition or holding of the notes, or as a result of any exercise by The Goldman Sachs Group, Inc. or any of its affiliates of any rights in connection with the notes, and no advice provided by The Goldman Sachs Group, Inc. or any of its affiliates has formed a primary basis for any investment decision by or on behalf of such purchaser or holder in connection with the notes and the transactions contemplated with respect to the notes.

If you are an insurance company or the fiduciary of a pension plan or an employee benefit plan (including a government plan, an IRA or a Keogh plan) and propose to invest in the notes, you should consult your legal counsel.

SUPPLEMENTAL PLAN OF DISTRIBUTION

The Goldman Sachs Group, Inc. expects to agree to sell to GS&Co., and GS&Co. expects to agree to purchase from The Goldman Sachs Group, Inc., the aggregate face amount of the offered notes specified on the front cover of this prospectus supplement.  GS&Co. proposes initially to offer the notes to the public at the original issue prices set forth on the cover page of this prospectus supplement. The underwriting discount set forth on the cover page of this prospectus supplement per $1,000 face amount is comprised of $          of underwriting fees and $          of selling commission.

In the future, GS&Co. or other affiliates of The Goldman Sachs Group, Inc. may repurchase and resell the offered notes in market-making transactions, with resales being made at prices related to prevailing market prices at the time of resale or at negotiated prices. The Goldman Sachs Group, Inc. estimates that its share of the total offering expenses, excluding underwriting discounts and commissions, will be approximately $           .  For more information about the plan of distribution and possible market-making activities, see “Plan of Distribution” in the accompanying prospectus.

We expect to deliver the notes against payment therefor in New York, New York on    , 2015, which is expected to be the fifth scheduled business day following the date of this prospectus supplement and of the pricing of the notes.  Under Rule 15c6-1 of the Securities Exchange Act of 1934, trades in the secondary market generally are required to settle in three business days, unless the parties to any such trade expressly agree otherwise. Accordingly, purchasers who wish to trade notes on any date prior to three business days before delivery will be required, by virtue of the fact that the notes are initially expected to settle in five business days (T + 5), to specify alternative settlement arrangements to prevent a failed settlement.

We have been advised by GS&Co. that it intends to make a market in the notes. However, neither GS&Co. nor any of our other affiliates that makes a market is obligated to do so and any of them may stop doing so at any time without notice. No assurance can be given as to the liquidity or trading market for the notes.

In relation to each Member State of the European Economic Area which has implemented the Prospectus Directive (each, a “Relevant Member State”) with effect from and including the date on which the Prospectus Directive is implemented in that Relevant Member State (the “Relevant Implementation Date”) an offer of the offered notes which are the subject of the offering contemplated by this prospectus supplement in relation thereto may not be made to the public in that Relevant Member State except that, with effect from and including the Relevant Implementation Date, an offer of such offered notes may be made to the public in that Relevant Member State:

(a) at any time to any legal entity which is a qualified investor as defined in the Prospectus Directive;

(b) at any time to fewer than 150 natural or legal persons (other than qualified investors as defined in the Prospectus Directive), subject to obtaining the prior consent of the relevant dealer or dealers nominated by the Issuer for any such offer; or

(c) at any time in any other circumstances falling within Article 3(2) of the Prospectus Directive,

provided that no such offer of offered notes shall require us or any dealer to publish a prospectus pursuant to Article 3 of the Prospectus Directive.

For the purposes of this provision, the expression an “offer of notes to the public” in relation to any notes in any Relevant Member State means the communication in any form and by any means of sufficient information on the terms of the offer and the notes to be offered so as to enable an investor to decide to purchase or subscribe the notes, as the same may be varied in that Relevant Member State by any measure implementing the Prospectus Directive in that Relevant Member State. The expression Prospectus Directive means Directive 2003/71/EC (as amended, including by Directive 2010/73/EU) and includes any relevant implementing measure in each Relevant Member State.

GS&Co. has represented and agreed that:

(a) it has only communicated or caused to be communicated and will only communicate or cause to be communicated an invitation or inducement to engage in investment activity (within the meaning of Section 21 of the FSMA) received by it in connection with the issue or sale of the offered notes in circumstances in which Section 21(1) of the FSMA does not apply to The Goldman Sachs Group, Inc.; and

(b) it has complied and will comply with all applicable provisions of the FSMA with respect to anything done by it in relation to the notes in, from or otherwise involving the United Kingdom.

No advertisement, invitation or document relating to the notes may be issued or may be in the possession of any person for the purpose of issue (in each case whether in Hong Kong or elsewhere), if such advertisement, invitation or document is directed at, or the contents of which are likely to be accessed or read by, the public in Hong Kong (except if permitted to do so under the securities laws of Hong Kong) other than with respect to the offered notes which are or are intended to be disposed of only to persons outside of Hong Kong or only to “professional investors” as defined in the Securities and Futures Ordinance (Cap. 571, Laws of Hong Kong) and any rules made thereunder.

The offered notes have not been and will not be registered under the Financial Instruments and Exchange Act of Japan (Act No. 25 of 1948, as amended) or the FIEA. The offered notes may not be offered or sold, directly or indirectly, in Japan or to or for the benefit of any resident of Japan (including any person resident in Japan or any corporation or other entity organized under the laws of Japan) or to others for reoffering or resale, directly or indirectly, in Japan or to or for the benefit of any resident of Japan, except pursuant to an exemption from the registration requirements of the FIEA and otherwise in compliance with any relevant laws and regulations of Japan.

This prospectus supplement, along with the accompanying prospectus supplement and prospectus have not been registered as a prospectus with the Monetary Authority of Singapore. Accordingly, this prospectus supplement and any other document or material in connection with the offer or sale, or invitation for subscription or purchase, of the offered notes may not be circulated or distributed, nor may the notes be offered or sold, or be made the subject of an invitation for subscription or purchase, whether directly or indirectly, to persons in Singapore other than (i) to an institutional investor (as defined in Section 274A of the Securities and Futures Act, Chapter 289 of Singapore (the “SFA”)), (ii) to a relevant person (as defined in Section 275(2) of the SFA) pursuant to Section 275(1) of the SFA, or any person pursuant to Section 275(1A) of the SFA, and in accordance with the conditions specified in Section 275 of the SFA or (iii) otherwise pursuant to, and in accordance with the conditions of, any other applicable provision of the SFA, in each case subject to conditions set forth in the SFA.

Where the offered notes are subscribed or purchased under Section 275 of the SFA by a relevant person which is a corporation (which is not an accredited investor (as defined in Section 4A of the SFA)) the sole business of which is to hold investments and the entire share capital of which is owned by one or more individuals, each of whom is an accredited investor, the securities (as defined in Section 239(1) of the SFA) of that corporation shall not be transferred except: (1) to an institutional investor under Section 274 of the SFA or to a relevant person (as defined in Section 275(2) of the SFA), (2) where such transfer arises from an offer in that corporation’s securities pursuant to Section 275(1A) of the SFA, (3) where no consideration is or will be given for the transfer, (4) as specified in Section 276(7) of the SFA, or (5) as specified in Regulation 32 of the Securities and Futures (Offers of Investments) (Shares and Debentures) Regulations 2005 of Singapore (“Regulation 32”).

Where the offered notes are subscribed or purchased under Section 275 of the SFA by a relevant person which is a trust (where the trustee is not an accredited investor) whose sole purpose is to hold investments and each beneficiary of the trust is an accredited investor, the beneficiaries’ rights and interest (howsoever described) in that trust shall not be transferable for six months after that trust has acquired the offered notes under Section 275 of the SFA except: (1) to an institutional investor under Section 274 of the SFA or to a relevant person (as defined in Section 275(2) of the SFA), (2) where such transfer arises from an offer that is made on terms that such rights or interest are acquired at a consideration of not less than S$200,000 (or its equivalent in a foreign currency) for each transaction (whether such amount is to be paid for in cash or by exchange of securities or other assets), (3) where no consideration is or will be given for the transfer, (4) where the transfer is by operation of law, (5) as specified in Section 276(7) of the SFA, or (6) as specified in Regulation 32.

Conflicts of Interest

GS&Co. is an affiliate of The Goldman Sachs Group, Inc. and, as such, will have a “conflict of interest” in this offering of notes within the meaning of Financial Industry Regulatory Authority, Inc. (FINRA) Rule 5121. Consequently, this offering of notes will be conducted in compliance with the provisions of FINRA Rule 5121. GS&Co. will not be permitted to sell notes in this offering to an account over which it exercises discretionary authority without the prior specific written approval of the account holder.

We have not authorized anyone to provide any information or to make any representations other than those contained or incorporated by reference in this prospectus supplement, the accompanying prospectus supplement or the accompanying prospectus.  We take no responsibility for, and can provide no assurance as to the reliability of, any other information that others may give you.  This prospectus supplement, the accompanying prospectus supplement and the accompanying prospectus is an offer to sell only the notes offered hereby, but only under the circumstances and in jurisdictions where it is lawful to do so.  The information contained in this prospectus supplement, the accompanying prospectus supplement and the accompanying prospectus is current only as of the respective dates of such documents.

		$ The Goldman Sachs Group, Inc. Buffered Basket-Linked Notes due ___________________ ___________________ Goldman, Sachs & Co.

TABLE OF CONTENTS Prospectus Supplement
	Page
Summary Information	S-2
Hypothetical Examples	S-6
Additional Risk Factors Specific to Your Notes	S-10
Specific Terms of Your Notes	S-21
Use of Proceeds	S-32
Hedging	S-32
The Basket	S-33
Supplemental Discussion of U.S. Federal Income Tax Consequences	S-47
Employee Retirement Income Security Act	S-50
Supplemental Plan of Distribution	S-51
Conflicts of Interest	S-53

Prospectus Supplement dated September 15, 2014

Use of Proceeds	S-2
Description of Notes We May Offer	S-3
Considerations Relating to Indexed Notes	S-19
United States Taxation	S-22
Employee Retirement Income Security Act	S-23
Supplemental Plan of Distribution	S-24
Validity of the Notes	S-26

Prospectus dated September 15, 2014

Available Information	2
Prospectus Summary	4
Use of Proceeds	8
Description of Debt Securities We May Offer	9
Description of Warrants We May Offer	39
Description of Purchase Contracts We May Offer	56
Description of Units We May Offer	61
Description of Preferred Stock We May Offer	67
Description of Capital Stock of The Goldman Sachs Group, Inc.	75
Legal Ownership and Book-Entry Issuance	80
Considerations Relating to Floating Rate Securities	85
Considerations Relating to Indexed Securities	87
Considerations Relating to Securities Denominated or Payable in or Linked to a Non-U.S. Dollar Currency	88
United States Taxation	91
Plan of Distribution	114
Conflicts of Interest	117
Employee Retirement Income Security Act	118
Validity of the Securities	119
Experts	119
Review of Unaudited Condensed Consolidated Financial Statements by Independent Registered Public Accounting Firm	120
Cautionary Statement Pursuant to the Private Securities Litigation Reform Act of 1995	120